UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. ___ )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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ON ASSIGNMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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26745 Malibu Hills Road
Calabasas, California 91301

April 20, 2016

Dear Fellow Stockholder:

On behalf of your Board of Directors and management, you are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of On Assignment, Inc. (the “Company” or “On Assignment”), at which you will be asked to vote upon:

1.	the election of William E. Brock, Brian J. Callaghan and Edwin A. Sheridan, IV, as directors for three-year terms to expire at our 2019 Annual Meeting of Stockholders;
2.	an advisory vote to approve named executive officer compensation;
3.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016; and
4.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting will be held on Thursday, June 9, 2016, at 9:00 a.m. Eastern Daylight Time, at the Lotte New York Palace located at 455 Madison Ave, New York, NY 10022. The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon. Please promptly vote your shares by telephone, using the Internet, or by signing and returning your proxy in the enclosed envelope.

Before voting, you should carefully review all the information contained in the accompanying Proxy Statement.

Your vote is important no matter how many shares you own. In order to ensure that your shares will be represented at the Annual Meeting, please vote your shares using one of the voting instruments available to you. If you attend the Annual Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy card.

We thank you for your continued interest in On Assignment and look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Peter T. Dameris
Peter T. Dameris
President and Chief Executive Officer

26745 Malibu Hills Road
Calabasas, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Thursday, June 9, 2016

The 2016 Annual Meeting of Stockholders of On Assignment, Inc. will be held on Thursday, June 9, 2016, at 9:00 a.m. Eastern Daylight Time, at the Lotte New York Palace located at 455 Madison Ave, New York, NY 10022, for the purpose of considering and voting upon:

1.	the election of William E. Brock, Brian J. Callaghan and Edwin A. Sheridan, IV, as directors for three-year terms to expire at our 2019 Annual Meeting of Stockholders;

2.	an advisory vote to approve named executive officer compensation;
3.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

4.	such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The expenses of printing proxy materials, including expenses involved in forwarding materials to beneficial owners of stock will be paid by On Assignment, Inc. Only stockholders of record at the close of business on April 11, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Please call (818) 878-7900 to obtain directions. However, to ensure your representation at the Annual Meeting, you may access your proxy card by going to www.envisionreports.com/ASGN, entering the information requested on your computer screen and following the simple instructions, or by calling (in the United States, U.S. territories, and Canada) toll free 1-800-652-VOTE (8683) on a touchtone telephone and following the simple instructions provided by the recorded message. The instructions for voting can be found with your proxy card, on the Notice, and on the website listed in the Notice. If you received or requested a printed version of the proxy card, you may also vote by mail. Any stockholder of record attending the Annual Meeting may vote in person even if he or she has previously returned a proxy card. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

By Order of the Board,

/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Secretary
April 20, 2016
Calabasas, California

2016 PROXY STATEMENT
TABLE OF CONTENTS

SECTION
General Information about the Annual Meeting and Voting	1
Proposal One – Election of Directors	5
Approval of Proposal One	5
Continuing Directors	6
Non-Executive Observers of the Board of Directors	7
Independent Directors and Material Proceedings	7
Role of the Board	8
Board Leadership Structure	8
Board Committees and Meetings	8
Director Compensation	11
Director Stock Ownership Policy	12
Director and Executive Officer Hedging Transactions Policy	12
Communicating with the Board	12
Ethics	12
Compensation Committee Interlocks and Insider Participation	12
Security Ownership of Certain Beneficial Owners and Management	13
Ownership of More than Five Percent of the Common Stock of On Assignment	13
Ownership of Management and Directors of On Assignment	14
Executive Compensation Discussion and Analysis	16
Stock Performance Graph	18
Executive Summary	19
Compensation Consultant	19
Compensation Philosophy	20
Compensation Program Elements	21
Other Benefits	27
Compensation Committee Report	29
Summary Compensation Table	30
Grants of Plan-Based Awards	31
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	32
2015 Outstanding Equity Awards at Fiscal Year End	34
2015 Option Exercises and Stock Vested	35
Payments Upon Termination or Change in Control	36
Equity Compensation Plan Information	40
Inducement Award Programs	40
Proposal Two – Advisory Vote on Executive Compensation	43
Vote Required	44
Board Recommendation	44
Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm	45
Principal Accountant Fees and Services	45
Vote Required	45
Board Recommendation	45
Report of the Audit Committee	46
Certain Relationships and Related Transactions	47
Section 16(a) Beneficial Ownership Reporting Compliance	47
Other Matters	47
Where You Can Find Additional Information	47
Incorporation by Reference	47
Proposals by Stockholders	48
Miscellaneous	48
Annex A – Adjusted EBITDA Calculation	49

On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, California 91301

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on

    Thursday, June 9, 2016

On Assignment, Inc. (the “Company,” “On Assignment,” “we,” “our,” or “us”) is providing these proxy materials in connection with the solicitation by the Board of Directors of On Assignment, Inc. (the “Board”) of proxies to be voted at On Assignment’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 9, 2016 at 9:00 a.m. Eastern Daylight Time, or at any adjournment or postponement thereof. This Proxy Statement, the proxy card and On Assignment’s Annual Report to Stockholders will be mailed to each stockholder entitled to vote at the Annual Meeting commencing on or about April 20, 2016.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers address some questions you may have regarding the matters to be voted upon at the Annual Meeting. These questions and answers may not address all questions that may be important to you as an On Assignment stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Who is soliciting my vote?

The Board of On Assignment is soliciting your vote at the 2016 Annual Meeting of Stockholders for the following matters:

Proposal 1: the election of William E. Brock, Brian J. Callaghan and Edwin A. Sheridan, IV, as directors for three-year terms to expire at our 2019 Annual Meeting of Stockholders;

Proposal 2: an advisory vote to approve named executive officer compensation; and

Proposal 3: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.

If any such other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named as proxies shall vote the shares represented thereby in their discretion.

What is included in the proxy materials?

Proxy materials include this Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016. The Company will provide without charge to each person solicited hereunder, upon the written request of any such person, a copy of the Annual Report, including the financial statements and the financial statement schedules thereto. This Proxy Statement and our Annual Report are available free of charge on our website (http://www.onassignment.com). Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this Proxy Statement.

Who may vote at the Annual Meeting?

The Board has set April 11, 2016, as the record date for the Annual Meeting. If you were the owner of shares of On Assignment, Inc. common stock at the close of business on April 11, 2016, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares held directly in your name with our transfer agent as a “holder of record” and shares held for you in an account with a broker, bank or other nominee (shares held in “street name”).

Delivery of Proxy Materials: What is Notice and Access?

 In accordance with the e-proxy rules of the SEC, On Assignment will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, and brokers, bank and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name holders”) on or about April 20, 2016. The Notice describes the matters to be considered at the Annual Meeting and how the stockholders can access the proxy materials online. It also provides instructions on how those stockholders can vote their shares. If you received the Notice, you will not receive a print version of the proxy materials, unless you request one. If you would like to receive a print version of the proxy materials, free of charge, please follow the instructions on the Notice. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides you.

A list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of 10 days before the Annual Meeting at our principal executive offices at 26745 Malibu Hills Road, Calabasas, California 91301, and at the time and place of the Annual Meeting.

How many shares must be present to hold the meeting?

A majority of On Assignment’s outstanding shares of common stock as of the record date must be present in person or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. On March 31, 2016, there were 53,344,395 shares of On Assignment common stock outstanding (all of which are entitled to vote at the Annual Meeting).

How many votes are required to approve each item?

 Election of directors (Proposal 1) - Directors shall be elected by the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present. If any nominee for director receives a greater number of votes “against” his or her election than votes “for” such election, our Bylaws require that such person must promptly tender his or her resignation to the Board following certification of the vote. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote.

Other proposals (Proposals 2 and 3) - Stockholder approval of each of the other proposals, including the ratification of the appointment of an independent registered public accounting firm and the non-binding vote to approve executive compensation, requires that the number of shares voted “for” the proposal exceed the number of shares voted “against” the proposal. These votes are advisory and are not binding on the Board or On Assignment. However, the Board will review the voting results and take them into consideration. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote.

How are votes counted?

With respect to the election of directors, you may vote "for or "against" each of the nominees for the Board, or you may "abstain" from voting with respect to one or more nominees. If you abstain authority to vote with respect to the director nominees, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of the nominees.

You may vote "for," "against" or "abstain" for the advisory vote on executive compensation and the ratification of the appointment of our independent registered public accounting firm.

If you sign and submit your proxy card without voting instructions, your shares will be voted FOR the director nominees put forth by the Board, FOR the approval of the advisory vote on executive compensation, and FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

What if I abstain from voting?

If you attend the Annual Meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists and your abstention will have the same effect as a vote against the proposals.

Will my shares be voted if I do not sign and return my proxy card or vote in person?

If you do not sign and return your proxy card or vote in person, your shares will not be voted at the Annual Meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. If a broker who holds shares for another person does not vote on a particular proposal because that broker does not have discretionary voting power for the proposal and has not received voting instructions from the owner of the shares, then a “broker non-vote” will occur. It is important that you vote your shares.

The election of directors and the advisory vote on executive compensation are non-routine matters, whereas the appointment of our independent registered public accounting firm is a routine matter. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on the election of directors or the advisory vote on executive compensation. However, with regards to the ratification of the appointment of our independent registered public accounting firm, your broker will be permitted to vote your shares at its discretion. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but they will not be counted for purposes of determining whether the proposals have been approved.

How does the Board recommend that I vote?

The Board recommends that you vote your shares:

Proposal 1: FOR William E. Brock, Brian J. Callaghan and Edwin A. Sheridan, IV, the director nominees named in this Proxy Statement;

Proposal 2: FOR the proposal regarding an advisory vote to approve named executive officer compensation; and

Proposal 3: FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

What do I need to do now?

All stockholders are urged to vote by telephone or on the Internet by following the instructions on the Notice. If you have properly requested and received a paper copy of this proxy statement, you may vote your shares by (a) submitting a proxy by telephone or on the Internet by following the instructions on the proxy card or (b) completing, dating and signing the proxy card included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided.

On Assignment stockholders may vote by mail or at the Annual Meeting. Most of our stockholders may vote their shares by telephone or the Internet. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting can be found with your proxy card or on the Notice.

How do I vote my shares without attending the Annual Meeting?

If you are a registered stockholder, you may access your proxy card by either:

• Going to the following Web site: www.envisionreports.com/ASGN, entering the information requested on your computer screen, and then following the simple instructions;

• Calling (in the United States, U.S. territories and Canada), toll free 1-800-652-VOTE (8683) on a touch-tone telephone, and following the simple instructions provided by the recorded message; and

• Completing, dating and signing the proxy card included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by accessing your proxy card as noted above.

If you choose to vote in person at the Annual Meeting:

• if you are a stockholder of record, you may vote by the ballot to be provided at the Annual Meeting; or

• if you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote by ballot at the Annual Meeting.

Please call (818) 878-7900 to obtain directions to attend the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a voting instrument for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.

If you and other residents at your mailing address own shares of On Assignment stock in “street name,” your bank, broker or other holder of record may have notified you that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that bank, broker or other holder of record. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your bank, broker or other holder of record will send only one copy of our Annual Report and Proxy Statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own set of our Annual Report and Proxy Statement in the future, the Company will promptly deliver, upon oral or written request, a separate copy of the Annual Report and Proxy Statement. Requests should be directed to On Assignment, Inc., Attention: Investor Relations group, 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-7900. If you share an address with another On Assignment stockholder and together both of you would like to receive only a single set of On Assignment annual disclosure documents, please contact our Investor Relations group by written or telephonic request at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-7900. As a part of this process, you will be asked to provide your name, the name of your bank, broker or other holder of record and your account number. The revocation of your consent to householding should be effective 30 days following receipt of your instructions.

If you did not receive an individual copy of this year’s Annual Report or Proxy Statement, we will send a copy to you upon a written or oral request. Written requests for such copies should be addressed to On Assignment, Inc., Attention: Investor Relations, 26745 Malibu Hills Road, Calabasas, California 91301. Please contact our Investor Relations group by telephone at (818) 878-3136 with any oral requests for such copies.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by:

• submitting a properly signed proxy card with a later date;
• delivering to the Secretary of On Assignment a written revocation notice bearing a later date than the proxy card;
• voting in person at the Annual Meeting; or
• voting by telephone or the Internet after you have given your proxy.

How can I find out the results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published on a Form 8-K which will be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Bylaws of On Assignment provide that our Board shall be comprised of not less than four but no more than nine directors and the exact number within that range may be fixed by the Board. The number is currently fixed at eight directors. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting, one class of directors is elected for a three-year term.

At this year’s Annual Meeting, three directors will be elected to serve until our 2019 Annual Meeting of Stockholders or until their successors are elected and qualified.

William E. Brock, Brian J. Callaghan and Edwin A. Sheridan, IV have terms that are expiring, and they have been nominated to stand for re-election. Unless otherwise instructed by stockholders, the persons named as proxies will vote the proxies received by them FOR the election of Sen. Brock and Messrs. Callaghan and Sheridan. Each of Sen. Brock and Messrs. Callaghan and Sheridan have consented to serve if elected, but if they are unable or unwilling to serve, the persons named as proxies may exercise their discretion to vote for substitute nominees.

Approval of Proposal One

The nominees receiving the highest number of FOR votes cast will be elected as directors. The Board unanimously recommends that our stockholders vote FOR the election of our nominees.

Set forth below are the nominees’ names, age and biographies which include the skills, qualities and experiences of each of the nominees.

Directors with Terms Ending in 2019

Senator William E. Brock
Age: 85

Senator Brock has served as a director of the Company since April 1996 and is the Chairman of our Nominating and Corporate Governance Committee. From 1994 to present, Sen. Brock has been the founder and chief executive officer of The Brock Offices, a consulting firm specializing in international trade and human resource development. From 1988 to 1991, Sen. Brock served as chairman of the National Endowment for Democracy, an organization he helped found in 1980. Sen. Brock served in President Reagan’s cabinet as Secretary of Labor from 1985 to 1987 and as U.S. Trade Representative from 1981 to 1985. As U.S. Trade Representative, Sen. Brock organized the Quad Forum of trade and economic ministers from Europe, Japan and Canada and led the group to initiate the World Trade Organization. From 1977 to 1981, Sen. Brock served as National Chairman of the Republican Party. From 1970 to 1976, he was a member of the U.S. Senate, and from 1962 to 1970, he was a member of the U.S. House of Representatives. The National Academy of Human Resources has recognized Senator Brock for his outstanding contribution to human development in the United States. Sen. Brock is a member of the Board of Strayer Education, Inc., a publicly-traded education services holding company that owns Strayer University, which provides professional education to working adults, and serves on its compensation and nomination and governance committees. Sen. Brock is a member of the Board of ResCare, Inc., a privately-held provider of home care, residential support services to the elderly and persons with disabilities, as well as vocational training and job placement for people of all ages and skill levels, and he serves on its audit and mergers and acquisitions committees. Through his extensive governmental experience, he provides in-depth knowledge in the areas of business, regulatory compliance and risk management. Sen. Brock provides the On Assignment Board with a wealth of business operations experience including direct experience with human resource development and public company corporate governance.

Brian J. Callaghan
Age: 45

Mr. Callaghan has served as a director of the Company since May 2012. He co-founded Apex Systems, LLC (“Apex Systems”) in 1995 and served as co-chief executive officer during his time with Apex Systems. His duties at Apex Systems ranged from working directly with customers, leading staff, strategy, forecasting, and building systems to support growth. Mr. Callaghan and the other co-founders were recognized as Ernst & Young’s Entrepreneur of the Year in 2003. Prior to co-founding Apex Systems, Mr. Callaghan began his career as a telecommunications recruiter for a staffing firm based in Reston, Virginia. Mr. Callaghan is a graduate of Virginia Polytechnic Institute and State University, where he earned a bachelor of science degree in psychology. Mr. Callaghan is also part-owner of the Richmond Flying Squirrels, the Double-A affiliate of the San Francisco Giants, and the Omaha Storm Chasers (Triple-A affiliate of the Kansas City Royals). Mr. Callaghan brings 20 years of staffing experience to the Board and provides extensive knowledge about all aspects of the information technology staffing business and business growth strategies.

Edwin A. Sheridan, IV
Age: 46

Mr. Sheridan has served as a director of the Company since May 2012. He co-founded Apex Systems in 1995 and served as co-chief executive officer during his time with Apex Systems. His roles at Apex Systems have included technical recruiter, account manager and regional operations manager. He also managed the sales and recruiting operations for the company. Mr. Sheridan and the other co-founders were recognized as Ernst & Young’s Entrepreneur of the Year in 2003. Prior to co-founding Apex Systems, Mr. Sheridan began his career as a telecommunications recruiter for a staffing firm based in Reston, Virginia. Mr. Sheridan is a graduate of Virginia Polytechnic Institute and State University, where he earned bachelor of arts degrees in English and political science, with a minor in business administration. Mr. Sheridan also serves on the boards of several non-profit organizations including the advisory board of the Virginia Commonwealth University Massey Cancer Research Center, the Greater Washington Sports Alliance, the Virginia Tech Athletic Fund, and Peace Players International, an international community improvement and leadership organization. Mr. Sheridan brings 20 years of staffing experience to the Board and provides extensive knowledge about all aspects of the information technology staffing business and business growth strategies.

Continuing Directors

Set forth below is certain information regarding On Assignment’s continuing directors including their age as of the Annual Meeting, term of office as director, and business experience.

Directors with Terms Ending in 2018

Jeremy M. Jones
Age: 74

Mr. Jones has served as a director since May 1995 and was appointed Chairman of the Board in February 2003. Mr. Jones has been an investor and business development consultant since February 1998. From 1987 to 1995, Mr. Jones was the chief executive officer and chairman of the board of Homedco Group, Inc., a home healthcare services company, which became publicly traded in 1991. Homedco merged into Apria Healthcare Group, Inc. in 1995 and from 1995 through January 1998, Mr. Jones was chief executive officer and chairman of the board of Apria Healthcare, which also provided home healthcare services. He currently serves on the boards of directors of CombiMatrix Corporation, a Nasdaq-traded molecular diagnostics company specializing in DNA-based testing services for developmental disorders and cancer diagnostics, and OxySure Systems, Inc., a publicly-traded company that is a world leader in short and emergency duration medical oxygen and respiratory solutions for mass market use. He also serves on the board of directors of the Hoag Hospital Foundation. Mr. Jones served as chairman of the board of Byram Healthcare Centers, a provider of retail medical supplies and wholesale medical and hospital equipment, from February 1999 until its sale in March of 2008. From July 2003 to January 2011, Mr. Jones served as a director for Lifecare Solutions, Inc., a provider of integrated home healthcare products and services. Mr. Jones possesses significant business management and corporate governance experience. Mr. Jones received a bachelor’s degree in business administration from the University of Iowa. Mr. Jones contributes to our Board with his extensive executive experience in leading or advising public companies.

Marty R. Kittrell
Age: 59

Mr. Kittrell has served as a director of the Company and Chairman of the Audit Committee since September 2012. Mr. Kittrell served as Dresser, Inc.’s executive vice president and chief financial officer from December 2007 until February 2011. Mr. Kittrell also served as chief financial officer of Andrew Corporation from 2003 until December 2007. Mr. Kittrell previously served in executive management positions in technology, consumer products and other commercial and industrial industry sectors. Mr. Kittrell began his business career with Price Waterhouse where he was a certified public accountant. Mr. Kittrell currently serves as a member of the board of directors of Columbia Pipeline Group, Inc., where he serves as chairman of the audit and risk committee, and is a member of the corporate governance and the environmental, safety and sustainability committees. From 2007 to 2015, Mr. Kittrell served on the board of directors of NiSource, Inc., where he chaired the audit committee and served on the finance and corporate governance committees. Mr. Kittrell graduated magna cum laude with a bachelor of science degree in accounting from Lipscomb University where he currently serves on the board of trustees and is chairman of the finance and real estate committee and serves on the executive committee. Mr. Kittrell has extensive experience with the analysis and preparation of financial statements, risk management, corporate strategy, mergers and acquisitions, corporate finance, including public offerings of equity and debt, organization development, and board practices.

Directors with Terms Ending in 2017

Peter T. Dameris
Age: 56

Mr. Dameris was appointed as our President and Chief Executive Officer as of September 2004, and has served as a director since December 2004. Prior to such appointment, Mr. Dameris had been Executive Vice President and Chief Operating Officer of On Assignment since November 2003. From February 2001 through October 2002, Mr. Dameris served as executive vice president and chief operating officer of Quanta Services, Inc., a publicly-held provider of specialized contracting services for the electric and gas utility, cable and telecommunications industries. Mr. Dameris created a regional operating organization for 85 acquired businesses and developed materials to support marketing and a national corporate image to support outsourcing initiatives. He further established cash generation, credit management and balance sheet improvement initiatives. From December 1994 through September 2000, Mr. Dameris served in a number of different positions at Metamor Worldwide, Inc., then an international, publicly-traded information technology consulting/staffing company. Mr. Dameris’ positions at Metamor Worldwide included chairman of the board, president and chief executive officer, executive vice president, general counsel, senior vice president and secretary. Mr. Dameris negotiated the $1.9 billion sale of Metamor to PSINet. Mr. Dameris received his juris doctor degree from the University of Texas Law School and his bachelor of science degree in business administration from Southern Methodist University. Mr. Dameris provides the Board with extensive staffing industry experience, having served in various capacities at publicly-traded staffing companies and having represented staffing companies in the private practice of law. Mr. Dameris has comprehensive experience from his roles in senior executive management, leadership and legal positions as well as his work as an attorney in the private practice of law. Mr. Dameris has extensive experience in international and domestic staffing, financial reporting, compensation, legal matters and corporate affairs which are invaluable in his position as a director and Chief Executive Officer of the Company.

Jonathan S. Holman
Age: 71

Mr. Holman has served as a director of the Company since March 1994 and is the Chairman of our Compensation Committee. Mr. Holman is the founder and since 1981 has been the president of The Holman Group, Inc., an executive search firm. To date, Mr. Holman has recruited over 150 chief executive officers to public and private companies, ranging from start-ups to companies with over $1 billion in revenue and in a variety of industries. Mr. Holman was named as one of the top 200 executive recruiters in the world in The Global 200 Executive Recruiters and named as one of the top 250 executive recruiters in The New Career Makers. Mr. Holman regularly speaks at technology industry gatherings. Prior to founding The Holman Group, Mr. Holman served in various human resources-related positions. Mr. Holman received a master of business administration degree from Stanford University and a bachelor of arts degree from Princeton University, both with high academic honors. In his role at The Holman Group, Mr. Holman has developed extensive skills and experience in compensation matters. He also serves as a member of the National Association of Corporate Directors Compensation Committee Roundtable which addresses best practices in compensation-related matters. Mr. Holman provides the Board, including our Compensation Committee, with meaningful insight regarding hiring and salary practices of publicly-traded companies. In addition, Mr. Holman provides the Board with human resources experience.

Arshad Matin
Age: 52

Mr. Matin has served as a director of the Company since June 2014. He has been the president, chief executive officer and a board member of Paradigm Ltd. since his appointment in May 2013. Paradigm was acquired by Apax Partners in 2012 for $1 billion and is a leading developer of software solutions to the global oil and gas industry. From January 2012 to April 2013, Mr. Matin was executive vice president of IHS Inc., a NYSE-traded company that is a leading global source of information and analytics where he was responsible for lines of businesses accounting for over $1.5 billion in revenues and managed over 4,500 colleagues. Mr. Matin joined IHS through the acquisition of Seismic Micro-Technology, Inc. (“SMT”), a global leader in the geology and geophysics software market. He joined SMT in July 2007 and was the president, chief executive officer and a board member. Under his leadership, the company achieved unprecedented growth in revenues and profits expanding into new geographies and market segments. Before joining SMT, Mr. Matin was general manager of the enterprise security business unit at Symantec Corporation, which he joined in January 2006 upon the company’s acquisition of BindView Corporation and remained until July 2007. BindView was a global provider of agentless IT security compliance software. Mr. Matin took over as president and chief operating officer of BindView in 2004, and was responsible for products, sales, marketing, corporate development and services functions. Prior to BindView, Mr. Matin was a partner at the Houston office of McKinsey & Company from 1995 to 2004, where he served clients in both the technology and energy industries. He started his career as a software developer for Oregon-based Mentor Graphics Corporation. Mr. Matin earned a master of business administration degree from the University of Pennsylvania – The Wharton School, a master of science degree in computer engineering from the University of Texas at Austin, and a bachelor of engineering degree in electrical engineering from Regional Engineering College in India. Mr. Matin brings extensive experience managing and advising public and private high-technology companies.

Non-Executive Observers of the Board of Directors

The Company has two non-executive observers to the Board of Directors that attend and participate in all Board meetings and discussions, though the Board has the right to ask them to depart from any particular discussion at its discretion. Jeffrey E. Veatch is the third co-founder and former co-chief executive officer of Apex Systems, and has been a non-executive observer since the acquisition of Apex in May 2012. He has extensive executive and staffing experience, which he utilizes in providing advice and guidance to the Board. Mariel Joliet also joined as a non-executive observer in January 2016. From 1998 to 2008, she held various roles at Hilton Hotels Corporation, including treasurer of the company, and was instrumental in its $27 billion sale to the Blackstone Group. Prior to her role at Hilton Hotels, she spent over 10 years as a coverage officer and corporate banker at both Wachovia Bank and Corestates Bank. She has a strong background in finance, acquisitions, deal structuring, strategic planning and operational integration, and will provide advice and guidance to the Board and management in these areas, among others.

Independent Directors and Material Proceedings

The Board consists of eight members, all of whom the Board has deemed to be independent under the current listing standards of the New York Stock Exchange (“NYSE”) with the exception of Mr. Dameris, our Chief Executive Officer. For each independent director, the Board has made a subjective determination that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities of each director as they may relate to On Assignment and members of management. There are no family relationships among our executive officers and directors.

There are no material legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is subject. There are no material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of the Company’s voting securities, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Further, there are no legal proceedings in the last 10 years where a director or executive officer was a party and that are material to the person’s ability or integrity, including bankruptcy, criminal convictions, orders enjoining certain activities, adverse findings by courts, the SEC or the Commodity Futures Trading Commission and adverse orders relating to violations of securities or commodities laws.

Role of the Board

The Board oversees the Company’s Chief Executive Officer and other executive officers in the competent and ethical operation of the Company. The Board ensures that the long-term interests of the stockholders are considered in the operation of the Company.

Board Leadership Structure

The Board has consistently maintained an independent Chairman of the Board. The Board has made a determination that the Board leadership structure is appropriate and that the structure allows the Board to fulfill its duties effectively and efficiently. The Company has determined that its leadership structure is appropriate because the Chairman of the Board is independent, as defined by the NYSE and the SEC. An independent Chairman, like independent Board members, allows for an objective evaluation of the performance of the Company and its officers. Nonetheless, the Board recognizes that the Chief Executive Officer has invaluable insight into the Company due to the nature of his position and recognizes the value of having him on the Board. Accordingly, the Board believes that the Company’s stockholders and interests are best served by having the Chief Executive Officer serve as a director but not a Board committee member, and keeping the position of Chief Executive Officer and Chairman of the Board as separate and independent positions.

BOARD COMMITTEES AND MEETINGS

The Board held 10 meetings during the year ended December 31, 2015 and acted by unanimous written consent on one additional occasion. The Board has a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. The Board has determined that the chairmen and committee members of each of the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules.

The members and chairmen who served on the Committees in 2015 (and are currently still serving in those positions) are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William E. Brock		●	Chair
Brian J. Callaghan	●
Peter T. Dameris
Jonathan S. Holman		Chair	●
Jeremy M. Jones, Chairman	●	●
Marty R. Kittrell	Chair
Arshad Matin		●
Edwin A. Sheridan, IV			●

Compensation Committee
The Compensation Committee held 11 meetings during 2015 and acted by unanimous written consent on six additional occasions. The Compensation Committee meets in executive session without management present on a regular basis. The Compensation Committee reviews our general compensation policies, sets the compensation levels for our executive officers, including the Chief Executive Officer, administers our equity plans, and approves all equity grants to employees, directors and consultants. The Compensation Committee approves the compensation, including incentive compensation, of executive officers of On Assignment and determines the terms of key agreements concerning employment, compensation and termination of employment. The Committee evaluates the Chief Executive Officer’s performance in light of goals and objectives that have been set for him. The Board has determined that each member of the Compensation Committee is independent within the meaning of the NYSE rules requiring members of compensation committees to be independent. The Compensation Committee charter provides that the Compensation Committee may delegate its authority, subject to the terms in the charter, but the Compensation Committee does not do so for purposes of equity grants.

Audit Committee
The Audit Committee held nine meetings during 2015. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters. The Audit Committee performs functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of NYSE. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

• the quality and integrity of our financial statements and our financial reporting and disclosure practices;
• our systems of internal controls regarding finance, accounting and SEC compliance;
• the qualification, independence and oversight of performance of our independent registered public accounting firm including its appointment, compensation, evaluation and retention;
• our ethical compliance programs; and
• risk issues related to financial statements.

Additional functions of the Audit Committee include, but are not limited to, reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002, reviewing matters of disagreement, if any, between management and our independent registered public accounting firm, and regularly meeting with management, our independent registered public accounting firm and internal audit staff, to review the adequacy of our internal controls.

Rules adopted by the NYSE and the SEC impose strict independence requirements for all members of the Audit Committee. Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or an affiliate of the Company, other than in the member’s capacity as a member of the Board and any Board committee. In addition, an Audit Committee member may not be an affiliated person, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the Company except in his capacity as a member of the Board and any Board committee. The Board has determined that each member of the Audit Committee meets all applicable independence requirements and that each Audit Committee member has no material relationship with the Company that would jeopardize the director’s ability to exercise independent judgment. In addition, the Board has determined that Mr. Kittrell, based on his experience, skills and education as described above, is the Audit Committee financial expert, as that term is defined under the SEC rules.

The Company has adopted a process, which the Audit Committee oversees, for disclosing related-party transactions and identifying significant deficiencies each quarter in connection with filing our quarterly reports on Form 10-Q and our annual reports on Form 10-K. See "Certain Relationships and Related Party Transactions" on page 48 of this proxy statement.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met three times in 2015. The Nominating and Corporate Governance Committee evaluates director nominee candidates and makes recommendations to the Board with respect to the nomination of individuals for election to the Board and to serve as committee members, consistent with criteria approved by the Board. In addition, the Nominating and Corporate Governance Committee makes recommendations to the Board concerning the size, structure and composition of the Board and its committees. The Committee also monitors the qualification and performance of, and the Company’s succession planning regarding, key executives. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE rules requiring members of nominating committees to be independent. The Nominating and Corporate Governance Committee recommended the nominations of Messrs. Callaghan and Sheridan and Sen. Brock for election at this year’s Annual Meeting.

The Nominating and Corporate Governance Committee Charter, and the Corporate Governance Guidelines established by the Nominating and Corporate Governance Committee, set forth certain criteria for the committee to consider in evaluating potential director nominees. However, in considering potential director nominees, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. Qualifications considered by the Nominating and Corporate Governance Committee vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board and include:

• personal and professional ethics and integrity;
• business judgment;
• familiarity with general issues affecting our business;
• qualifications as an audit committee financial expert;
• diversity in a variety of areas;
• qualifications as an independent director; and
•    areas of expertise that the Board should collectively possess such as board experience, executive experience, human resources experience, accounting and financial oversight experience and corporate governance experience.

The Nominating and Corporate Governance Committee relies primarily on recommendations for director candidates from its members, other directors, the Chief Executive Officer and third parties, including professional recruiting firms. In 2015, no professional recruiting firms or consultants were needed and, accordingly, no fees were paid for recruiting director nominees. Existing directors being considered for re-

nomination are evaluated based on their performance as directors, experience, skills, education and independence to ensure that they continue to meet the qualifications above.

The Nominating and Corporate Governance Committee Charter also provides for the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Nominating and Corporate Governance Committee considers diversity in identifying nominees, including differences in skill, viewpoints and experience, as well as gender, race and nationality, and these factors will be considered for purposes of nominating directors.

Stockholders wishing to suggest a candidate for director nomination for the 2017 Annual Meeting of Stockholders should mail their suggestions to On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary. The Nominating and Corporate Governance Committee will also consider timely written suggestions from our stockholders. Pursuant to our Bylaws, a stockholder’s notice for director nominations shall be delivered to the Secretary at the Company’s executive offices at 26745 Malibu Hills Road, Calabasas, California 91301, not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the Annual Meeting. The manner in which director nominee candidates suggested in accordance with this policy are evaluated shall not differ from the manner in which candidates recommended by other sources are evaluated. As of March 31, 2016, there were no director candidates put forward by stockholders for consideration at the Annual Meeting.

The Nominating and Corporate Governance Committee evaluates the Board’s leadership structure and believes that separation of the Chief Executive Officer and Chairman of the Board positions is in the best interest of the Company, assures an adequate level of independence of the Board, and is best aligned with the interests of its stockholders.

The written charters governing the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Supplemental Code of Business Conduct and Ethics for Directors, Executive Officers and Financial Officers, are posted on the Investor Relations Corporate Governance page of our website at http://www.onassignment.com. You may also obtain a copy of any of these documents without charge by writing to:  On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn:  Secretary.

Board IT Liaison
In June 2015, the Board elected Mr. Matin to the position of Board IT liaison. The Board believed that the significance of IT and cybersecurity risks and the importance of IT risk management measures had risen to the level where it was important for the Board members to be more informed of the issues that the Company faces in these areas. The Board IT liaison was a newly-created position that provides the Board a dedicated director to work with management, including the Chief Information Officer and divisional IT managers, to keep apprised of IT, cybersecurity and IT risk management measures, and to inform the Board of issues or projects of note from a Board member's perspective.

Risk Oversight
The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. Company representatives regularly report to the Board on risks that the Company faces. The Board regularly reviews and determines the Company’s risk management philosophies, policies and processes. The Board is primarily responsible for overseeing the management of the Company’s risks associated with the Board’s governance and delegation decisions, including decisions about compensation. The Board oversees officers’ identification and management of risk management issues and regularly meets with such officers regarding risk management issues of the Company, and the processes and procedures used for identifying and managing risk. The Board also regularly reviews the reporting processes from those officers that are responsible for the day-to-day management of the Company’s risks to determine if these reporting processes or other flow of information to the Board could be improved.

The Audit Committee is primarily responsible for overseeing the management of the Company’s accounting and financial reporting matters and risks related to the Company’s accounting and financial practices. The Audit Committee Charter provides that the Audit Committee’s responsibilities include inquiry of management and the Company’s outside auditors regarding key financial statement risk areas, including the Company’s processes for identifying and assessing such risk areas and the steps the Company has taken with regard to such risk areas. In connection with these responsibilities, the Audit Committee routinely reviews and evaluates the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas. The Audit Committee is also responsible for inquiry of management and the Company’s outside auditors regarding significant business risks or exposures, including the Company’s processes for identifying and assessing such risks and exposures, and the steps management has taken to minimize such risks and exposures.

The Compensation Committee is responsible for overseeing risks associated with compensation practices. Upon evaluation, the Compensation Committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered that none of the compensation policies and practices at a business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other units, is significantly more profitable than other units, or pays compensation expenses as a significant percentage of the unit’s revenues.

Meetings
One director was not able to attend an Audit Committee meeting and another director was unable to make a Compensation Committee meeting. Otherwise, each director attended 100 percent of the meetings of the Board and Committees of the Board on which he served during 2015. Our independent directors regularly meet as a group in executive sessions outside the presence of management presided over by the non-executive Chairman of our Board.

Attendance of Directors at 2015 Annual Meeting of Stockholders
Our Board of Directors has a policy with respect to director attendance at the annual meetings of stockholders which requires that the directors attend the Annual Meeting unless they are unable to do so as a result of health reasons or exigent personal circumstances, and if that is the case, the director must notify the Chairman of the Board as promptly as possible. All of our directors attended our 2015 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

The following table shows compensation information for each of On Assignment’s non-employee directors for the year ended December 31, 2015. The compensation of our President and Chief Executive Officer, who is also a director, is disclosed in the “Summary Compensation Table” set forth on page 30, and he receives no additional compensation for his service as a director.

Fiscal Year 2015 Director Compensation

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William E. Brock	69,750	124,968	194,718
Jonathan S. Holman	69,750	124,968	194,718
Jeremy M. Jones	86,500	124,968	211,468
Marty R. Kittrell	75,500	124,968	200,468
Brian J. Callaghan	59,750	124,968	184,718
Edwin A. Sheridan, IV	53,750	124,968	178,718
Arshad Matin	64,550	124,968	189,518

(1)			This amount includes the quarterly retainer fees and fees for meeting attendance which each non-employee director earned for his service during 2015.
(2)
Amounts shown in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock and options are included in Note 13 to the consolidated financial statements for the year ended December 31, 2015 included in our Annual Report and are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Annual Report. The amounts were calculated based on the grant date fair values per share of $38.32 and $38.33, which were the closing sale prices of Common Stock on the dates of grant, August 1, 2015 and September 21, 2015, respectively. As of December 31, 2015, Sen. Brock and Messrs. Holman, Jones, Kittrell, Callaghan, Sheridan and Matin each held 1,630 unvested restricted stock units. No options were outstanding for any director at December 31, 2015.

The Compensation Committee recommends, and the Board reviews and approves, the form and amount of director compensation. In 2015, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its compensation consultant to help determine compensation for certain positions in the Company including members of the Board of Directors. Semler Brossy provided a review of market data, noting that the Company's Board was below market, and proposed increases in compensation to bring the directors' compensation in line with market. The Compensation Committee retained its current practice, which was to base a substantial portion of a director’s annual retainer on equity compensation. In 2015, each non-employee director received an annual restricted stock unit ("RSU") grant with a grant-date value of approximately $100,000 on August 1, 2015, and when the Compensation Committee met in September 2015 to approve changes to director compensation, it approved another RSU grant with a grant-date value of approximately $25,000 on September 21, 2015 for an aggregate annual grant-date value of approximately $125,000. The number of RSUs received by each of the non-employee directors was 2,609 and 652 on August 1, 2015 and September 21, 2015, respectively. One-half of the RSU grants vested on the grant date and the remaining half will vest on the one-year anniversary of the grant date, subject to the director’s continued service through that date.

In 2015, each non-employee director received $2,000 for each regularly scheduled quarterly in-person Board meeting attended, and $750 for each other Board or committee meeting held separately and attended in person or by telephone not in conjunction with the quarterly in-person Board meetings. In addition, we reimbursed all directors for their reasonable expenses incurred in attending Board or committee meetings.

The annual cash retainer fee for non-employee directors in 2015 was $40,000, paid pro rata on a quarterly basis. In addition, committee chairs and the Board's IT liaison were entitled to the following fees:

Outside Director	Additional Annual Cash Retainer
Chairman of the Board	$20,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000
Board IT Liaison	$10,000

Effective January 1, 2016, the annual cash retainer fee for non-employee directors was increased to $60,000, and the Chairman additional annual cash retainer was increased to $60,000. The meeting and other chair and liaison fees remain the same. Mr. Veatch, our only non-executive observer to the Board in 2015, received the same annual cash retainer, Board meeting fees and equity awards as members of the Board. These amounts totaled $53,000 in cash fees earned and stock awards for 2015 with a grant date fair value totaling $124,968. Ms. Joliet became a non-executive observer to the Board in 2016, and she will receive the same compensation as Mr. Veatch going forward.
Director Stock Ownership Policy

For the first part of 2015, we required that, within five years of joining the Board, each Board member must own shares with a fair market value of three times the annual cash retainer fee. On September 17, 2015, the Board revised this policy to require ownership of four times the annual cash retainer fee within five years of joining the Board. Each non-employee director owns shares with a fair market value of more than four times the 2015 annual cash retainer fee ($40,000).

Director and Executive Officer Hedging Transactions Policy

In March 2016, the Board adopted a Hedging Transactions Policy that prohibits hedging transactions for the Company's directors and executive officers (subject to a hardship exemption with appropriate approval requirements) designed to limit the financial risk of ownership of the Company's stock. These include any prepaid variable forward contracts, equity swaps, collars or similar financial instruments designed to hedge or offset any decrease in the market value of the Company's stock.

Communicating with the Board

We invite stockholders and other interested parties to communicate any concerns they may have about On Assignment with either the Chairman of the Board or the directors as a group by writing to the attention of either the Chairman of the Board or the Directors at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301. Any and all such communication will be forwarded by the Secretary of the Company to Mr. Jones, Chairman of the Board, or all of the directors, as applicable.

Ethics

On Assignment has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of On Assignment. More importantly, it reflects On Assignment’s policy for dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of On Assignment’s Code of Business Conduct and Ethics can be found on the Investor Relations-Corporate Governance page of our website at http://www.onassignment.com. In addition, On Assignment adopted a Supplemental Code of Business Conduct and Ethics for Directors, Executive Officers and Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. The codes comply with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. The supplemental code focuses on honest and ethical conduct, full, fair and accurate disclosure in our SEC filings and other public disclosures, compliance with applicable government laws, rules and regulations, and prompt internal reporting of violations of the code. This policy is located on the same page on our website as our Code of Business Conduct and Ethics. You may also obtain a copy of these documents without charge by writing to On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301, Attn: Secretary.

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee of the Board was composed of Sen. Brock and Messrs. Holman, Jones and Matin. There are no Compensation Committee interlocks and no member of the Compensation Committee was or has been an officer or employee of On Assignment or its subsidiaries and no member of the Compensation Committee had any relationships requiring disclosure of certain relationships and related-party transactions. None of the Company’s executives served as a member of the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership by the persons listed below of shares of On Assignment’s common stock as of March 31, 2016.

Certain information in the table concerning stockholders other than our directors and officers is based on information contained in filings made by such beneficial owner with the SEC. Pursuant to Rule 13d-3 of the Exchange Act among other determining factors, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date that information is provided. In addition, we note that Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. In determining the percentage ownership of any person, the amount of shares outstanding is deemed to include any shares beneficially owned by such person (and only such person) but excludes any securities held by or for the account of the Company or its subsidiaries. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of March 31, 2016 there were 53,344,395 shares of On Assignment common stock outstanding.

The following tables set forth the beneficial ownership of On Assignment’s common stock as of March 31, 2016 for the following persons:

• all stockholders known by us to beneficially own more than five percent of our common stock;
• each of our directors;
• each of our named executive officers, as identified; and
• all of our directors and named executive officers as a group.
Unless otherwise indicated, each person listed has sole voting power and sole investment power.

Ownership of More than Five Percent of the Common Stock of On Assignment

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock(3)

BlackRock, Inc.	4,541,449	(1)	8.5%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	3,567,513	(2)	6.7%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Based on information contained in a Schedule 13G/A filed with the SEC on January 27, 2016 by Blackrock, Inc., on behalf of various subsidiaries, Blackrock, Inc. directly or indirectly has sole voting power of 4,427,291 shares of our common stock, and sole dispositive power of 4,541,449 shares.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. (“Vanguard”) on its own behalf and on behalf of two subsidiaries, Vanguard has sole voting power of 111,322 shares of the Company’s common stock, shared voting power of another 2,900 shares, sole dispositive power over 3,456,191 shares, and shared dispositive power over 111,322 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 108,422 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 5,800 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
For each beneficial owner included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by such holder by the 53,344,395 shares of the Company’s common stock outstanding as of March 31, 2016. To the knowledge of the Company, none of the holders listed above had the right to acquire any additional shares of the Company on or within 60 days after March 31, 2016.

Ownership of Management and Directors of On Assignment

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (4)	Percent of Common Stock(5)
William E. Brock	16,273	*
Brian J. Callaghan	556,087	1.0%
Jonathan S. Holman	21,873	*
Jeremy M. Jones(1)	75,000	*
Marty R. Kittrell	6,417	*
Arshad Matin	4,708	*
Edwin A. Sheridan, IV	1,400,239	2.6%
Peter T. Dameris(2)	187,772	*
Edward L. Pierce	128,892	*
Michael J. McGowan(3)	341,965	*
Randolph C. Blazer	81,144	*
Theodore S. Hanson	277,805	*
All directors and executive officers as a group (13 persons)	3,105,478	5.8%
* Represents less than one percent of the shares outstanding.
(1)	51,750 of the shares beneficially owned by Mr. Jones are held in his family trust. He and his wife are trustees of the trust, and each has the sole right to vote and invest the assets in the trust.
(2)	159,361 of the shares beneficially owned by Mr. Dameris are held in various family trusts.
(3)	60,504 of the shares beneficially owned by Mr. McGowan are held in two family trusts.
(4)
All amounts shown include shares subject to stock options which are, or will become, exercisable within 60 days of March 31, 2016, and RSUs that will vest within 60 days of March 31, 2016. The number of stock options that are included above for the following individuals is: Mr. Pierce, 68,750; and Mr. McGowan, 120,000. The number of RSUs that are included in the totals above is 10,310 for Mr. Blazer, and 7,649 for Mr. Hanson.

(5)
For each individual included in the table above, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the 53,344,395 shares of the Company’s common stock outstanding as of March 31, 2016, plus the number of shares of common stock that are issuable upon exercise of options that are exercisable or upon the vesting of RSUs within 60 days of March 31, 2016 held by such individual (but not giving effect to the shares of common stock that are issuable upon exercise of options that are exercisable or upon the vesting of RSUs held by others).

The following individuals are executive officers of On Assignment:

Name	Age	Title	Years Experience in Human Capital Industry	Years with On Assignment
Peter T. Dameris	56	President and Chief Executive Officer	17 years in industry	12 years
Edward L. Pierce	59	Executive Vice President and Chief Financial Officer	14 years CFO experience	4 years
Michael J. McGowan	63	Chief Operating Officer, On Assignment; President of our subsidiary Oxford Global Resources, LLC ("Oxford")	20 years in industry	19 years with Oxford
Randolph C. Blazer	65	President, Apex Systems	30 years in industry	9 years with Apex Systems
Theodore S. Hanson	48	EVP, On Assignment; President of our subsidiary Lab Support, LLC ("Lab Support")	15 years in industry	18 years with Apex Systems

The biography of our Chief Executive Officer is included in the section above entitled "Election of Directors" on page 6.

Edward L. Pierce joined On Assignment in September 2012 as Executive Vice President and Chief Financial Officer. Prior to this appointment, Mr. Pierce served on the Board of Directors for the Company from December 2007 to August 2012. From March 2011 through August 2012, Mr. Pierce was an executive in residence at Flexpoint Ford, a private equity firm. From October 2006 to March 2011, Mr. Pierce served as executive vice president and chief financial officer, and later as president of First Acceptance Corporation, a publicly-traded retailer, servicer and underwriter of non-standard private passenger automobile insurance. From May 2001 through February 2006, Mr. Pierce served as executive vice president and chief financial officer and as a director of BindView. From November 1994 through January 2001, Mr. Pierce held various financial management positions, including executive vice president and chief financial officer of Metamor. Mr. Pierce received his bachelor of science degree in accounting from Harding University and began his career with Arthur Andersen & Co. in Houston, Texas.

Michael J. McGowan joined On Assignment as President of Oxford as a result of our acquisition of Oxford in January 2007. He also serves as the Chief Operating Officer of the Company. Mr. McGowan was promoted to Chief Operating Officer in May 2012 and has held the position of President of Oxford since 1998. He joined Oxford in May 1997 as Chief Operating Officer. Formerly, Mr. McGowan was senior vice president and general manager for Kelly Services’ Middle Markets Division, a provider of workforce solutions. Prior to that time he served as vice president and general manager for The MEDSTAT Group, a healthcare information firm, and held increasingly senior positions for Automatic Data Processing, a provider of human resources, payroll and tax and benefits administration solutions, during a 16-year tenure. Mr. McGowan holds a bachelor of science degree in electrical engineering from Michigan State University and a master of business administration degree from the Eli Broad Graduate School of Management, also at Michigan State University.

Randolph C. Blazer joined On Assignment as President of Apex Systems as a result of the Company's acquisition of Apex Systems in May 2012. Prior to the acquisition, Mr. Blazer served as Apex Systems' Chief Operating Officer, a role he held from February 2007. Formerly, Mr. Blazer served as president of public sector for SAP America. From 2000 through 2004, Mr. Blazer was chairman and chief executive officer of BearingPoint Inc., one of the world's largest consulting and systems integration firms. From 1977 through 2000, Mr. Blazer held increasing senior positions with KPMG. Under his leadership, KPMG Consulting launched the second-largest IPO in NASDAQ's history, becoming the first of the Big Five consulting firms to separate from its audit and tax parent and become an independent, publicly-traded company. Mr. Blazer has been a member of the board of directors of AtSite Inc. since September 2012 and of 3Pillar Global, Inc. since January 2015. Mr. Blazer holds a bachelor's degree in economics from McDaniel College and a master of business administration degree from the University of Kentucky.
Theodore S. Hanson joined On Assignment as Chief Financial Officer of Apex Systems as a result of the Company's acquisition of Apex Systems in May 2012. In January 2014, he was promoted to the role of President of Lab Support, and in January 2016, he ceased his duties as the Chief Financial Officer of Apex Systems and became an Executive Vice President of On Assignment in addition to his role as President of Lab Support. Mr. Hanson joined Apex Systems in November 1998 as Corporate Controller and became Chief Financial Officer in January 2001. From 1991 to 1998, he worked at Keiter, Stephens, Hurst, Gary and Shreaves, an independent accounting firm. He currently serves as a director and vice chairman of the Massey Cancer advisory board and as a director for the Virginia Tech Foundation board. Mr. Hanson holds a bachelor of science degree from Virginia Tech University and a master of business administration degree from Virginia Commonwealth University.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and also to incentivize executive contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met. The Compensation Committee has structured executive compensation to focus on pay-for-performance utilizing performance metrics that are tied to our business objectives, and our performance has far exceeded our industry's average, as set forth below.

Performance	In 2015, we exceeded $2 billion in revenue and delivered basic earnings of $1.87 per common share. Our stock price reached an all-time high of $51 per share.
Growth
For three years running, On Assignment has been the only staffing company to be featured on the Fortune “100 Fastest Growing Companies” list. We consistently grow faster than the industry average with a target of $3 billion in revenues for 2018. Our year-over-year pro forma revenue growth rate was 11.1 percent in 2015, 10.9 percent in 2014, and 17.3 percent in 2013.(1)

Industry Rankings
According to Staffing Industry Analysts’ 2015 reports, On Assignment is a leader in multiple areas of the staffing industry:
• Largest marketing/creative staffing firm in the United States (which market is served by our recently acquired division Creative Circle);
• Second largest IT staffing firm in the United States for the third consecutive year;
• Fourth largest clinical/scientific staffing firm in the United States;
• Sixth largest direct hire staffing firm in the United States;
• 11th largest U.S. staffing and recruitment firm overall, up from 13th place in prior year; and
• 19th largest global staffing and recruitment firm.

Corporate Governance Objectives
On Assignment's Compensation Committee, Board of Directors and management have taken several actions in the past year to promote corporate governance best practices for our benefit and the benefit of our stockholders. For example:
• The Board adopted a policy that prohibits our directors and executive officers from entering into hedging transactions related to our common stock;
• Our Chief Executive Officer gave up his modified single trigger change of control arrangement, which has been replaced with a double trigger (severance and accelerated vesting of future equity awards only upon a qualifying involuntary termination that occurs within 18 months following a change of control); and
• Our Chief Executive Officer will no longer be eligible to receive severance payments and benefits if we decide not to renew the term of his employment agreement.

Compensation
On Assignment offers a competitive compensation plan in order to incentivize both short- and long-term performance, and encourage retention. Executives receive a base salary, an annual cash incentive bonus, long-term equity-based incentives and perquisites, and are eligible to participate in our employee benefits plan.

Experience
On Assignment takes pride in having a management team that is highly experienced, with a proven record of delivering on our growth strategies that puts them in high demand. Their longevity with our Company provides stability and improves our ability to follow through on extended plans.

(1) Pro forma includes revenues from businesses acquired during the last four years as if those acquisitions occured at the beginning of 2012.

The following graphs illustrate our improvement in revenues, Adjusted EBITDA and Adjusted EBITDA per share over the last five years and compares that information against the total compensation listed for our Chief Executive Officer in the Summary Compensation Table on page 30 of this proxy statement and in our prior proxy statements. These performance metrics are used by our Compensation Committee to incentivize our named executive executives in their performance-based compensation.

(1) As reported for the year in which the compensation was earned.

STOCK PERFORMANCE GRAPH

The following graph compares the performance of On Assignment’s common stock price during the period from December 31, 2010 to December 31, 2015 with the composite prices of companies listed on the NYSE and of companies included in the SIC Code No. 736—Personnel Supply Services Companies Index. The companies listed in the SIC Code No. 736 include peer companies in the same industry or line of business as On Assignment.

The graph depicts the results of investing $100 in our common stock, the NYSE market index, and an index of the companies listed in the SIC Code No. 736 on December 31, 2010 and assumes that dividends were reinvested during the period.

The comparisons shown in the graph below are based upon historical data, and we caution stockholders that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, potential future performance.

Comparison of Cumulative Total Return

ASSUMES $100 INVESTED ON JANUARY 1, 2010
ASSUMES DIVIDEND REINVESTED
YEAR ENDING DECEMBER 31, 2015

	Year Ended December 31,
	2010	2011	2012	2013	2014	2015
On Assignment	$100.00	$137.18	$248.83	$428.47	$407.24	$551.53
NYSE Stock Market Index	$100.00	$96.43	$112.10	$141.70	$151.44	$145.40
SIC Code No. 736 Index—Personnel Supply Services Company Index	$100.00	$68.57	$83.83	$133.99	$124.16	$133.10

Executive Summary

This section explains On Assignment’s compensation philosophy and compensation program as it relates to our named executive officers whose compensation is disclosed below pursuant to SEC rules. The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To provide stable income as compensation for ongoing performance of job responsibilities.
Annual performance-based cash compensation (bonuses)	To incentivize short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation
To incentivize long-term performance objectives, align the interests of our named executive officers with stockholder interests, encourage the maximization of shareholder value, and retain key executives.

Severance and change in control benefits
To encourage the continued attention and dedication of our named executive officers and provide reasonable individual security to enable our named executive officers to focus on our best interests, particularly when considering strategic alternatives.

Retirement savings (401(k) plan)	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide standard protection with regard to health, dental, life and disability risks as part of a market-competitive compensation package.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee has generally determined the overall compensation of our named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team.

Our compensation decisions for the named executive officers in 2015, including each of the key elements of our executive compensation program, are discussed in detail below. This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures.

Compensation Consultant

In 2015, the Compensation Committee retained Semler Brossy as its compensation consultant to help determine compensation for certain positions in the Company including all of the named executive officers as well as the Board of Directors. Semler Brossy also assisted the Compensation Committee on compensation-related items including pay amounts, design of the annual cash incentive compensation program, design of the long-term incentive compensation program, including a one-time long-term retention equity grant to certain executives of the Company, and renewal of the Chief Executive Officer’s employment agreement. The Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Semler Brossy from independently representing the Compensation Committee.

COMPENSATION PHILOSOPHY

The Company seeks to attract, motivate and retain key talent needed to enable On Assignment to operate successfully in a competitive environment. The Company’s fundamental policy is to offer On Assignment’s named executive officers competitive and fair compensation opportunities based upon their relevant experience, their individual performance and the overall financial performance of On Assignment in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that the compensation program for the executive officers is instrumental in the Company’s performance.

The Compensation Committee oversees the executive compensation program and determines compensation for the Company’s executive officers. The Compensation Committee recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives, and has done so with each of its named executive officers. Through these agreements, On Assignment seeks to further motivate such individuals or retain their services as well as to secure confidentiality and non-solicitation obligations from such executives, applicable both during and after their employment. These compensatory agreements include executive employment agreements and severance arrangements.

In exercising discretion to determine compensation, the Compensation Committee carefully considers the experience, responsibilities and performance of each executive officer and the Company’s overall financial performance. In determining appropriate compensation for our executives, the Compensation Committee considers numerous factors including, but not limited to: rewarding results which are beneficial for the stockholders, competitive compensation, balancing cash and equity payments, recognizing external effects on our business, retention of our executive officers, skills of the executive officers, the Company’s business and growth strategy, and the overall reasonableness of compensation in the experience of our Compensation Committee members.
The Compensation Committee also compares our performance against that of our peer group as part of its oversight responsibilities. In the fall of 2015, the Compensation Committee, with the assistance of Semler Brossy, considered the compensation of executive officers of competitor companies with the compensation of certain executives of On Assignment, including the named executive officers. In its analysis, Semler Brossy utilized a peer group of 18 professional services companies to establish the compensation for comparable executive positions, including related industry peers, primarily in the staffing and consulting services area. The revenues for the prior 12 months of the entities in the peer group ranged from $848 million to $4.8 billion, which is generally within one-third to twice On Assignment’s revenue of $2.2 billion on a pro forma basis. The following companies were included in the peer group:
•AMN Healthcare Services, Inc.;
•Booz Allen Hamilton Inc.;
•CACI International Inc.;
•CDI Corporation;
•Ciber Inc.;
•FTI Consulting, Inc.;
•Huron Consulting Group Inc.;
•Insperity, Inc.;
•Kforce Inc.;
•Korn/Ferry International;
•Navigant Consulting, Inc.;
•Robert Half International Inc.;
•Team Health Holdings, Inc.;
•Towers Watson & Co. (prior to its acquisition by Willis Group Holdings PLC);
•TrueBlue, Inc.; and
•Unisys Corporation.

The Compensation Committee considers the Chief Executive Officer’s reviews and assessments of the performance of the other executive officers in its compensation decisions. The Compensation Committee works closely with the Chief Executive Officer in setting compensation for the executive officers (other than the Chief Executive Officer), giving weight to the Chief Executive Officer’s evaluation of the other executive officers because of his direct knowledge of their performance.

The Compensation Committee strives to achieve a balance between cash and equity compensation as well as long-term and short-term incentive compensation which aligns with our stockholders’ interests, but the Compensation Committee does not employ any formal method for allocating between cash and equity awards or between long-term and short-term incentives. Instead, the Compensation Committee balances various goals, longer-term performance objectives and vesting conditions on an individualized basis.

A fundamental objective of the Compensation Committee is to make a substantial portion of each executive officer’s compensation contingent upon On Assignment’s performance, as well as upon his or her own individual level of performance such that each executive officer is compensated for results. The Compensation Committee furthers this objective through an annual performance-based incentive compensation program using multi-year, long-term incentive awards subject to achievement of specified goals tied to business criteria, including periodic equity grants with performance-based vesting components. The Compensation Committee strives to align the remuneration potential for the executive officers with stockholder interests through the use of equity awards. The mechanics and performance criteria for annual incentive awards and long-term incentive awards are discussed in greater detail below.

With respect to our named executive officers, in 2015, the Compensation Committee linked a substantial portion of the executive’s total compensation to the performance of the Company or division over which the executive has responsibility (as applicable), quantified by the following measurements: (i) Revenues; (ii) EBITDA adjusted for the purposes of incentive compensation targets, but excluding gains, losses or expenses associated with unusual items which include restructurings, discontinued operations, force majeure, litigation, judgments and settlements, changes in tax laws or accounting principles, certain severance amounts, equity-based compensation expense, one-time gains or losses from disposal or sale of assets and impairment of goodwill or other identifiable intangible assets) (“Adjusted EBITDA”); (iii) Adjusted EBITDA per share; and (iv) Adjusted EBITDA/branch contribution. Adjusted EBITDA/branch contribution is specific to the leaders of our divisions, and “branch contribution” is calculated by taking branch gross profit less branch operating expenses, but excluding gains, losses or expenses associated with the unusual items addressed in the Adjusted EBITDA definition. A calculation of Adjusted EBITDA is included in Annex A.

The Compensation Committee believes this structure is appropriate because senior executives’ efforts and business judgment significantly impact the performance of the Company and the Company’s stock price, and these metrics qualify that impact. Our executive officers receive annual cash incentive compensation opportunities with attainment targets set each year by the Compensation Committee, based on percentages of their annual salary depending upon the scope of the executive’s responsibilities. Additionally, our executive officers receive annual RSU equity grants, the size of which increase as the executive’s level of responsibility and impact on overall Company performance increases. The value of the annual equity grants is tied to the value of On Assignment’s common stock, with vesting schedules that are based on the attainment of performance-based goals established by the Compensation Committee and continued service to the Company over a period of time. We believe that linking equity awards to continued service and performance-based vesting conditions provides desirable retention and performance incentives. In fact, we believe that equity grants are such a strong retention tool which also benefit our stockholders, that in October 2015, the Compensation Committee approved one-time long-term RSU grants to our executive officers that will not vest until October 2019 and 2020, subject to achievement of a performance target and continued service through the applicable vesting date.

The Compensation Committee believes the use of both annual and long-term incentive awards encourages the executive officers to balance and manage short-term returns against long-term Company goals and investments in future opportunities. Annual incentive awards are generally cash awards intended to reward the executive for achieving growth in one or more designated business unit level or consolidated performance metrics. Multi-year, long-term incentive awards are typically equity awards, with vesting triggered by the passage of time and by the attainment of designated levels of Company or division financial performance. Awards to individuals who are “covered employees” under Internal Revenue Code (the “Code”) Section 162(m) (discussed below) or who the Compensation Committee believes may be covered in the future, may be structured in a manner intended to constitute “qualified performance-based compensation” under Code Section 162(m) in order to preserve the deductibility of the awards.

The key factors considered in establishing the components of each executive officer’s compensation package for 2015 are summarized below.

Compensation Program Elements

The discussion that follows summarizes key features and the purpose of the elements of the 2015 executive compensation program for the Company.

Base Salary

One component of our compensation package is an annual salary commensurate with each executive officer’s experience, scope of responsibility, skill in executing those responsibilities and overall value to the organization. The Compensation Committee considers the following factors in determining the base salary for each named executive officer:

• individual performance as measured by the success of the executive officer’s business division or area of responsibility;
• competitiveness with salary levels of similarly-sized companies and our peer group evaluated through salary surveys and internal compensation parity standards;
• the range of the Company’s other executive officer salaries and annual salary increases awarded to the Company’s other executive officers;
• the performance of the Company and the overall economic climate;
• whether the base salary equitably compensates the executive for the competent execution of his duties and responsibilities;
• the executive officer’s experience; and
• the anticipated impact of the executive officer’s business division or area of responsibility.

The amount and timing of any increase in base compensation depends upon, among other things, overall economic conditions, the performance of the Company and the executive officer’s business unit (if applicable), the individual’s performance, internal compensation parity and the time interval and any responsibilities assumed since the last salary increase. While the Compensation Committee allocates a competitive base salary for each executive, base salary is only a portion of the overall compensation program. Executive officers’ performance, including over-achievement, is generally rewarded through incentive programs, rather than base salary.

In determining whether or not to apply a salary increase for the named executive officers in 2015, the Compensation Committee evaluated the overall value of each executive officer’s compensation and equity, the timing of the executive officer’s last salary increase, the performance of the Company and the division over which the executive has responsibility (if applicable), the percentage of executive compensation compared to the Company’s overall expenses, the performance of the staffing industry, the Company’s need to invest in new headcount and the overall economic climate. The Compensation Committee approved a five percent merit increase to base pay for each of the named executive officers. The increases were effective January 1, 2015.

In the compensation study completed by Semler Brossy for the Compensation Committee in the fall of 2015, our executives' compensation was compared against our peer group. The Compensation Committee took this information into consideration, along with the other factors discussed above, and in October and November of 2015, approved the following merit increases to base pay for our named executive officers effective January 1, 2016: Mr. Dameris, five percent increase; Mr. Hanson, four percent increase; and Mr. Pierce, three percent increase.

Annual Cash Incentive Compensation

Executive officers, including our named executive officers, are eligible for annual incentive compensation payable in cash and tied to achievement of performance goals, which typically include components related to profitability and growth, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility. By focusing on profitability and growth measures, the Compensation Committee attempts to relate annual cash incentive compensation to performance measures that demonstrate appropriate growth and contribute to overall shareholder value. Within the first 90 days of each fiscal year, the Compensation Committee typically establishes annual performance targets and corresponding target incentive compensation. Annual incentive compensation is typically calculated as a percentage of the individual’s base salary, with higher level executives eligible for higher target percentages. The Compensation Committee followed this procedure for 2015 annual incentive compensation, setting maximum bonus opportunities at 180 percent of annual base salary for Mr. Dameris and 105 percent of annual base salary for the other named executive officers, assigned according to the rank and the scope of responsibilities of the executive and provisions in the executive employment agreements.

For our named executive officers, over half of their annual cash compensation package is attached to attainment of their respective cash incentive compensation program targets. The Compensation Committee believes this arrangement appropriately links the executives’ remuneration to the performance of the Company and the benefits derived by the stockholders. The targets are based on full-year performance measures and are, therefore, determined at a time when attainment is substantially uncertain. This incentive bonus consists of two components established by the Compensation Committee:  a “Tier 1 bonus” for target achievement of set objectives, and a “Tier 2 bonus” based on extraordinary performance surpassing those objectives, paid incrementally up to a pre-set level. The Tier 1 bonus and Tier 2 bonus together make up the executive officer’s maximum annual cash incentive bonus opportunity. Structuring the annual incentive compensation in this manner upholds On Assignment’s philosophy of paying for performance. The Tier 1 bonus component is designed to be achievable based upon highly competent management performance on the executive’s part, assuming certain economic conditions and other circumstances at the time the goal was established. The Tier 2 bonus component is designed to be difficult to achieve under those circumstances and to reward truly exceptional performance.

In 2015, the Compensation Committee established the cash incentive compensation percentages based on provisions in each named executive officer’s employment agreement, historical cash incentive compensation amounts, and the same general factors that the Compensation Committee considered for annual base salary. The performance goals were set by the Compensation Committee after consultation with the Chief Executive Officer (with respect to executive officers other than himself) and represent a percentage attainment of the amount forecasted by the Company or a division of the Company for the fiscal year as set forth in the 2015 Board-approved budget. In 2015, for purposes of setting named executive officer annual cash incentive bonus targets, the Compensation Committee determined that growth and success in the areas of Revenues, EBITDA, Adjusted EBITDA, and Adjusted EBITDA/branch contribution would indicate growth and success for the Company. The Compensation Committee believes that the Company’s success in these areas best represents the measures used by our stockholders to assess our Company’s value. As described under “Compensation Philosophy” above, Adjusted EBITDA for the purposes of incentive compensation targets is earnings before interest, taxes, depreciation and amortization but excluding gains losses or expenses associated with unusual items, and “branch contribution” is calculated by taking branch gross profit less branch operating expenses, but excluding gains, losses or expenses associated with unusual items.

For 2015, the cash incentive compensation target and maximum goals, and actual amount attained with respect to those goals for each named executive officer is set forth below.

Chief Executive Officer
For 2015, Mr. Dameris’ target and maximum cash incentive compensation opportunities were set at 90 percent and 180 percent, respectively, of his base salary, as provided in the Amended and Restated Executive Agreement entered into with the Company on December 13, 2012 (the "Prior Dameris Employment Agreement"), and Mr. Dameris earned the maximum possible cash incentive bonus of $1,587,600. The performance targets applicable to the 2015 bonus for Mr. Dameris set by the Compensation Committee, and the amounts earned, are noted below. Pursuant to the Second Amended and Restated Executive Agreement entered into with the Company on November 17, 2015 (the

"Dameris Employment Agreement"), Mr. Dameris will have target and maximum cash incentive compensation opportunities of 100 percent and 200 percent, respectively, of his base salary effective January 1, 2016.

Tier 1
For 2015, Mr. Dameris was eligible to earn his Tier 1 cash incentive bonus equal to 90 percent of his annual base salary upon the Company’s attainment of the following targets during 2015:

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
100%	Company achieves $192,316,560 of Adjusted EBITDA	$241,773,525	$793,800	$793,800

Tier 2
Mr. Dameris was eligible to earn his Tier 2 cash incentive bonus of up to 90 percent of his annual base salary upon the Company’s attainment of the following targets during 2015:

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
40%	Company achieves $192,316,560 to $206,792,000 (sliding linear scale) of Adjusted EBITDA	$241,773,525	$317,520	$317,520
60%	Company achieves $1,748,368,380 to $1,879,966,000 (sliding linear scale) of Revenues	$2,069,984,649	$476,280	$476,280
	Tier 1 plus Tier 2 Total		$1,587,600	$1,587,600

Chief Financial Officer
For 2015, Mr. Pierce’s maximum cash incentive compensation target was set at 105 percent of his base salary, and Mr. Pierce earned the maximum cash incentive bonus possible of $541,769. The performance targets applicable to the 2015 bonus for Mr. Pierce set by the Compensation Committee after consultation with Mr. Dameris, and the amounts earned, are noted below. Pursuant to compensation changes approved by the Compensation Committee in November 2015, Mr. Pierce will have a maximum cash incentive compensation amount of 120 percent of his base salary effective January 1, 2016.

Tier 1
Mr. Pierce was eligible to earn his Tier 1 cash incentive bonus equal to 52.5 percent of his annual base salary upon the Company’s attainment of the following targets during 2015:

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
100%	Company achieves $192,316,560 of Adjusted EBITDA	$241,773,525	$270,884	$270,884

Tier 2
Mr. Pierce was eligible to earn his Tier 2 cash incentive bonus up to 52.5 percent of his annual base salary upon the Company’s attainment of the following targets for 2015:

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
40%	Company achieves $192,316,560 to $206,792,000 (sliding linear scale) of Adjusted EBITDA	$241,773,525	$108,354	$108,354
60%	Company achieves $1,748,368,380 to $1,879,966,000 (sliding linear scale) of Revenues	$2,069,984,649	$162,531	$162,531
	Tier 1 plus Tier 2 Total		$541,769	$541,769

Chief Operating Officer and President of Oxford
For 2015, Mr. McGowan’s maximum cash incentive compensation target was set at 105 percent of his base salary. He earned a cash incentive bonus equal to $627,148 out of a maximum possible $662,162. The performance targets applicable to the 2015 cash incentive bonus for Mr. McGowan were set by the Compensation Committee after consultation with Mr. Dameris, and the amounts earned are noted below. Pursuant to compensation changes approved by the Compensation Committee in November 2015, Mr. McGowan will have a maximum cash incentive compensation amount of 140 percent of his base salary in 2016.

Tier 1
For 2015, Mr. McGowan was eligible to earn a Tier 1 cash incentive bonus up to 52.5 percent of his annual base salary contingent upon attainment of the following 2015 targets by On Assignment and the subsidiaries and divisions for which he was directly responsible:

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
35%	Company achieves $192,316,560 of Adjusted EBITDA	$241,773,525	$115,878	$115,878
50%	Oxford Segment achieves $73,933,140 of branch contribution (EBITDA)	$79,059,617	$165,540	$165,540
15%	Life Sciences Europe achieves $2,109,240 of branch contribution (EBITDA)	$2,812,046	$49,662	$49,662

Tier 2
Mr. McGowan was eligible to earn a Tier 2 cash incentive bonus up to 52.5 percent of his annual base salary contingent upon attainment of the following 2015 targets by On Assignment and the subsidiaries and divisions for which he was directly responsible:

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Incentive Opportunity	Incentive Amount Earned
14%	Company achieves $192,316,560 to $206,792,000 (sliding linear scale) of Adjusted EBITDA	$241,773,525	$46,351	$46,351
21%	Company achieves $1,748,368,380 to $1,879,966,000 (sliding linear scale) of Revenues	$2,069,984,649	$69,527	$69,527
20%	Oxford Segment achieves $73,933,140 to $79,498,000 (sliding linear scale) of branch contribution (EBITDA)	$79,059,617	$66,216	$61,000
30%	Oxford Segment achieves $492,268,530 to $529,321,000 (sliding linear scale) of Revenues	$539,466,261	$99,324	$99,324
6%	Life Sciences Europe achieves $2,109,240 to 2,268,000 (sliding linear scale) of branch contribution (EBITDA)	$2,812,046	$19,865	$19,865
9%	Life Sciences Europe achieves $37,415,760 to 40,232,000 (sliding linear scale) of Revenues	$35,124,342	$29,797	-
	Tier 1 plus Tier 2 Total		$662,162	$627,148

President, Apex Systems, and Chief Financial Officer, Apex Systems
In 2015, Mr. Hanson served as the Chief Financial Officer of Apex Systems as well as the President of Lab Support (a subsidiary included in the Apex Segment), and therefore his compensation was tied to the Apex Segment (excluding Creative Circle). In January 2016, he was promoted to the role of Executive Vice President for On Assignment and he relinquished his title as Chief Financial Officer of Apex Systems, and his compensation in 2016 and thereafter will include a stronger representation of consolidated results of On Assignment. For 2015, the maximum cash incentive compensation target for Messrs. Blazer and Hanson was set at 105 percent of their base salary. Mr. Blazer earned $702,328 out of a maximum possible $752,456 of his 2015 cash incentive bonus. Mr. Hanson earned $452,783 out of a maximum possible $485,100 of his 2015 cash incentive bonus. The targets and achievement of the cash incentive bonuses for Messrs. Blazer and Hanson for 2015 performance are set forth below. Pursuant to compensation changes approved by the Compensation Committee in November 2015, Messrs. Blazer and Hanson will have a maximum cash incentive compensation amount of 140 percent of their base salary effective January 1, 2016.

Tier 1
Messrs. Blazer and Hanson were eligible to earn Tier 1 cash incentive bonuses up to 52.5 percent of their annual base salary contingent upon attainment of the following targets during 2015 by On Assignment and our Apex Segment (excluding Creative Circle):

% of Tier 1 Target	Performance Target	Actual Performance	Maximum Blazer Incentive Opportunity	Blazer Incentive Amount Earned	Maximum Hanson Incentive Opportunity	Hanson Incentive Amount Earned
30%	Company achieves $192,316,560 of Adjusted EBITDA	$241,773,525	$112,868	$112,868	$72,765	$72,765
70%	Apex Segment (excluding Creative Circle) achieves $140,462,550 of branch contribution (EBITDA)	$146,004,013	$263,360	$263,360	$169,785	$169,785

Tier 2
Messrs. Blazer and Hanson were eligible to earn Tier 2 cash incentive bonuses up to 52.5 percent of their annual base salary contingent upon attainment of the following targets during 2015 by On Assignment and our Apex Segment (excluding Creative Circle):

% of Tier 2 Target	Performance Target	Actual Performance	Maximum Blazer Incentive Opportunity	Blazer Incentive Amount Earned	Maximum Hanson Incentive Opportunity	Hanson Incentive Amount Earned
12%	Company achieves $192,316,560 to $206,792,000 (sliding linear scale) of Adjusted EBITDA	$241,773,525	$45,147	$45,147	$29,106	$29,106
18%	Company achieves $1,748,368,380 to $1,879,966,000 (sliding linear scale) of Revenues	$2,069,984,649	$67,721	$67,721	$43,659	$43,659
28%	Apex Segment (excluding Creative Circle) achieves $140,462,550 to $151,035,000 (sliding linear scale) of branch contribution (EBITDA)	$146,004,013	$105,344	$55,215	$67,914	$35,597
42%	Apex Segment (excluding Creative Circle) achieves $1,218,684,000 to $1,310,413,000 (sliding linear scale) of Revenues	$1,320,488,598	$158,016	$158,016	$101,871	$101,871
	Tier 1 plus Tier 2 Total		$752,456	$702,328	$485,100	$452,783

Annual Equity Incentive Compensation
The Compensation Committee periodically approves grants of restricted stock units to On Assignment’s executive officers, including its named executive officers. These grants are designed to balance the comparatively short-term goals of the annual cash incentive compensation bonuses with long-term stock price performance, to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage their responsibilities from the perspective of an owner with an equity stake in the business. In addition, On Assignment believes that granting equity awards with long vesting periods creates a retention incentive and encourages the executive officers to focus on the Company’s long-term business objectives and long-term stock price performance.

In 2015, the Company continued to rely on long-term equity awards in the form of RSUs to ensure a strong connection between the executive compensation program and the long-term interests of the Company’s stockholders. RSUs enable the Company to confer value in excess of simple future appreciation, providing a valuable incentive in a sometimes volatile market. Accordingly, the Company believes that RSUs are an effective compensation element for attracting executives and promoting their long-term commitment to the Company. The Compensation Committee prefers RSUs to stock options because, unlike stock options, RSUs are not at risk of having an exercise price which is greater than the market price of the underlying shares during the vesting period and thereby failing in their fundamental purpose of providing an incentive to the executives to remain employed with the Company and focus efforts on achieving the performance targets necessary for vesting.

For the named executive officers, all 2015 RSU grants had vesting terms that were conditioned upon achievement of performance criteria. The Compensation Committee believes that conditioning the vesting of RSU awards on the attainment of performance objectives is appropriate. This type of award creates an incentive for the executive to attain the designated performance criteria for vesting purposes, as well as to execute business plans that increase the overall fair market value of our common stock and align the executives’ interests with the Company’s stockholders. Upon achievement of the performance targets, many of these grants continue to be subject to time-vesting requirements which provides additional retention incentives.

The size of the RSU grants is set at a level that the Compensation Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the executive’s seniority and ability to impact our stock price. In determining the size of the grants, the Compensation Committee also considers the executive officer’s annual salary and annual cash incentive compensation opportunity. The Compensation Committee also takes into account the scope and business impact of the executive’s position, the individual’s potential to assume future duties and responsibility on behalf of On Assignment over the vesting schedule, the executive’s individual performance in recent periods, and the executive’s current holdings of On Assignment stock and options received through previous equity grants as well as the equity plan’s individual award limits, quality of service to the Company, experience of the officer, the then-current fair market value of the Company’s common stock, and the overall equity awarded to each executive officer. The Compensation Committee feels that taking all of these factors into consideration enhances our ability to provide meaningful, appropriate and balanced incentives.

Long-term equity incentive compensation, structured in a way that aligns compensation of the executive officers with interests of our stockholders, comprised a significant portion of our named executive officers’ total 2015 compensation. The Compensation Committee granted Mr. Dameris, our President and Chief Executive Officer, equity awards in 2015 in accordance with the terms of the Prior Dameris Employment Agreement. Pursuant to the agreement, Mr. Dameris’ 2015 equity awards have both one-year and multi-year time-vesting schedules and are further conditioned on performance-vesting requirements linked to the attainment of specified goals related to Adjusted EBITDA. In addition to the equity awards set forth in Mr. Dameris' prior employment agreement, the Compensation Committee provided him with an RSU grant with the same performance targets as his multi-year grant for 2015. This grant was intended to allow a one-year rollover opportunity to achieve RSUs that were not earned for 2014 performance, similar to a rollover provision provided to the other named executive officers in their RSU grants. The Compensation Committee believes that a multi-year vesting schedule, which governs the majority of Mr. Dameris' RSU grants, encourages Mr. Dameris’ continuation in service with the Company through those vesting dates. In addition, the Compensation Committee believes that Mr. Dameris’ RSU grants provide Mr. Dameris with incentive to focus on increasing the long-term value of the Company as measured by the Company’s Adjusted EBITDA, as adjusted for certain determinations. The use of Adjusted EBITDA targets encourages Mr. Dameris to focus on producing financial results that align with the interests of the stockholders.

The Compensation Committee similarly strove to align the remuneration potential for the other named executive officers with stockholder interests through the use of annual RSU equity awards during 2015. Equity awards for Messrs. Pierce, McGowan, Blazer and Hanson included two multi-year vesting components based on the achievement of Adjusted EBITDA performance targets set by the Company. The first component required attainment by On Assignment of positive Adjusted EBITDA for 2015, and upon achievement of this target, vests pro rata annually over three years. Consistent with its overall compensation philosophy, the Compensation Committee believes that the time-vesting component of the RSU grants creates a retention incentive for the executive officers and rewards them for exercising business judgment that maximizes the trading price of the Company’s common stock over a multi-year period. The Compensation Committee believes the performance-target vesting requirements of the RSU grants encourage the executives to strive for superior Adjusted EBITDA results, which is an important measurement of the Company’s success for the stockholders.

The 2015 annual long-term equity incentive compensation granted to each named executive officer is set forth below.

Chief Executive Officer
Mr. Dameris was entitled to receive the following equity incentive compensation opportunities in 2015 pursuant to the Prior Dameris Employment Agreement:

(i)    On January 2, 2015, pursuant to the Prior Dameris Employment Agreement, Mr. Dameris was granted 24,607 RSUs having a grant date fair value of $800,000 (a “Tranche A award”). This award vested on January 4, 2016 and was subject to continued service to the Company and the Company attaining positive EBITDA in 2015 which was achieved. Mr. Dameris received 24,607 shares on February 11, 2016 when the Compensation Committee certified achievement of the performance target.

(ii)    On January 2, 2015, pursuant to the Prior Dameris Employment Agreement, Mr. Dameris was granted 96,893 performance-based RSUs (a “Tranche B award”), and the performance targets were set on March 25, 2015. The RSUs were eligible to vest based on the Company’s attainment of a threshold Adjusted EBITDA target over the one-year period ending on December 31, 2015, and meeting various target amounts above the threshold. The earned portion of the award vests and becomes payable in three equal components on January 4, 2016, January 4, 2017 and January 4, 2018, subject to continued service to the Company. The Compensation Committee set the applicable targets and their weighting and determination as follows:

% of RSU Award	Performance Target	Maximum Number of Shares to be Earned
10%	Company achieves minimum of $165,433,600 of Adjusted EBITDA	9,689
40%	Company achieves $165,433,600 to $186,112,800 (sliding linear scale) of Adjusted EBITDA	38,757
16.7%	Company achieves $186,112,800 to $196,452,400 (sliding linear scale) of Adjusted EBITDA	16,149
33.3%	Company achieves $196,452,400 to $206,792,000 (sliding linear scale) of Adjusted EBITDA	32,298

The Company achieved $241,773,525 in Adjusted EBITDA in 2015 and therefore Mr. Dameris earned the performance objective for all 96,893 shares related to this RSU grant when the Compensation Committee certified achievement of the performance target. 32,298 of the shares vested and paid out upon certification of performance on February 11, 2016, with the remaining shares to vest and be paid out equally on January 4, 2017 and January 4, 2018, subject to continued service to the Company.

(iii)    On February 17, 2015, Mr. Dameris was granted an award of 27,155 RSUs (the “Additional Grant”), and the performance targets were set on March 25, 2015. The performance targets for this grant were identical to the targets set forth above for Mr. Dameris' Tranche B Award, as this grant was intended to allow a one-year rollover opportunity to achieve RSUs that were not earned for 2014 performance. The vesting date for this grant was February 17, 2016, subject to achievement of the performance targets and continued service to the Company through such date. Since the Company achieved $241,773,525 in Adjusted EBITDA in 2015, the performance target was certified and achieved in full, and 27,155 shares vested and were paid out on February 17, 2016.

(iv)    In addition to the annual equity incentive grants described for Mr. Dameris above, the Compensation Committee chose to reward him with a one-time discretionary fully vested grant of 16,322 shares of our common stock, equivalent to approximately $750,000 on November 2, 2015, the date of grant. The discretionary award was in recognition of Mr. Dameris' efforts in the successful acquisition and integration of Creative Circle, LLC, progress towards the completion of the Company’s strategic plan, and the Company’s very successful third quarter performance.

Other Named Executive Officers
On January 2, 2015, Messrs. Blazer, Hanson, McGowan and Pierce received grants of 13,457, 8,458, 15,379 and 13,534 RSUs, respectively, 60 percent of which vest in three equal, annual installments on January 2, 2016, January 2, 2017 and January 2, 2018, subject to achievement of positive Adjusted EBITDA for the Company in 2015 (the "Positive EBITDA Component") and continued service to the Company. The remaining 40 percent of each RSU award is performance-based, vesting in three equal, annual installments subject to attainment of performance targets established by the Compensation Committee for 2015, 2016 and 2017 (the "Three-Year Performance Component"), and subject to continued service to the Company. On March 25, 2015, the Compensation Committee established the following targets for performance-vesting grants for Messrs. Blazer, Hanson, McGowan and Pierce for fiscal year 2015: 50 percent based on the Company achieving $175,773,200 of Adjusted EBITDA in 2015, and up to an additional 50 percent vested on a linear basis incrementally for Company achievement of Adjusted EBITDA greater than $175,773,200 up to a maximum of $206,792,000 in 2015. According to the terms of the grant, if the performance goal was not attained in full, the portion of the 2015 performance-target grants which did not become earned will roll forward to become part of the 2016 performance-target grants scheduled to vest in January 2017 contingent upon attainment of the applicable target for 2016. The targets applied to the first third of the Three-Year Performance Component of the January 2, 2015 grant, the second third of the related Three-Year Performance Component of the executives' January 2, 2014 grant and its roll-forward grant, and the third third of the related Three-Year Performance Component of the executives' January 2, 2013 grant. The Company achieved $241,773,525 in Adjusted EBITDA in 2015 so these named executive officers earned their 2015 performance-target grants in full, and no portion was rolled forward to the following year.

In the fall of 2015, the Compensation Committee engaged its compensation consultant, Semler Brossy, to conduct a comprehensive study of compensation for certain of our executive officers. In conjunction with this study, the committee requested its consultant to review equity alternatives to address the long-term retention of certain of its executive officers as part of the Board's succession planning strategy. The Compensation Committee took under consideration the analysis provided by Semler Brossy, the reviews and assessments of the Chief Executive Officer, and the succession-planning goals of the Board of Directors. With these factors in mind, on October 29, 2015, the committee awarded Messrs. Blazer, Hanson, McGowan and Pierce grants of 49,560, 22,527, 49,560 and 22,527 RSUs, respectively. Vesting of these awards is conditioned upon achievement of a positive Adjusted EBITDA performance target over the three-year period beginning on January 1, 2016. If this performance target is achieved, the awards will vest 50 percent each on the fourth and fifth anniversaries of the grant date, subject to continued service to the Company through those dates.

OTHER BENEFITS

Company-Sponsored Health and Welfare Benefits
Our executives and their legal dependents are eligible to participate in Company sponsored health and welfare plans. These benefits are designed to be competitive with overall market practices and to attract and retain employees with the skills and experience needed to promote On Assignment’s goals. The Compensation Committee believes that providing this coverage opportunity and enabling payment of the employee portion of such coverage costs through payroll deductions encourages our executives and their legal dependents to avail themselves of appropriate medical, dental and other health care services, as necessary, to help ensure our executives’ continued ability to contribute their efforts towards achieving On Assignment’s growth, profitability and other goals.

401(k) Plan
On Assignment offers tax-qualified 401(k) plans to its U.S. employees. Some of our executives and other employees are not eligible to fully participate up to the maximum contribution levels permitted by the Code in the applicable On Assignment 401(k) plan as a result of their status as “highly compensated” employees under the Code.
Severance and Change in Control Benefits
Each of our named executive officers is party to an employment agreement that provides for severance upon a qualifying termination of employment. Additionally, pursuant to the Second Amended and Restated Change in Control Agreement with Mr. Dameris that was effective on December 31, 2015 (the "Dameris CIC Agreement"), the Executive Change of Control Agreement entered into with Mr. Pierce on September 1, 2012 (the "Pierce CIC Agreement") as well as the On Assignment Change in Control Severance Plan, as amended and restated on December 10, 2015 (the "CIC Severance Plan") in which our other named executive officers participate, On Assignment provides for cash severance and other benefits in the event the executive is terminated under certain defined circumstances following a change in control of our Company. We feel that these severance triggers and levels (described in more detail below) are appropriate to ensure our executive officers’ financial security, commensurate with their positions, in order to permit them to stay focused on their duties and responsibilities and promote the best interests of On Assignment in all circumstances.

Pursuant to the Dameris CIC Agreement and the Pierce CIC Agreement, in the event it is determined that any payment arising under the agreements would be subject to an excise tax for any excess parachute payment under Code Section 280G, a "best pay cap" reduction for any excess parachute payments under Code Section 280G is provided for unless the executive would receive a greater benefit without the reduction and after paying the related excise tax. The Compensation Committee believes that the change in control arrangements serve to minimize any distraction to the executive officers resulting from a potential change in the control of the Company and decrease the risk that these individuals would leave On Assignment when a transaction was imminent which would reduce the value of On Assignment to a prospective buyer, or to the stockholders in the event the transaction failed to close. Structuring the change in control severance payments as "double-trigger" (becoming payable only upon a qualifying termination following the change in control) appropriately serves these goals yet avoids bestowing a windfall on the executive officers in the event that they are not involuntarily terminated following such an event.

Before entering into the Dameris CIC Agreement in 2015, Mr. Dameris was a party to a change in control agreement that included a tax gross-up provision for any excise tax that Mr. Dameris may have been subject to related to an excess parachute payment under Code Section 280G, and a "walk-away" right to receive severance payments under certain circumstances following a change in control. Mr. Dameris and the Compensation Committee recognized that these provisions were not necessarily in our best interests or the interests of our stockholders, therefore they mutually agreed to remove both of these provisions in the Dameris CIC Agreement, which instead includes the best pay cap and double-trigger provisions discussed above. In addition, Mr. Dameris and the Compensation Committee agreed that Mr. Dameris should no longer be eligible to receive severance payments and benefits upon our non-renewal of the term of his employment agreement. Further, equity awards granted to Mr. Dameris after November 17, 2015 will be subject to double-trigger (rather than single-trigger) accelerated vesting requirements.

The Pierce CIC Agreement allows for all unvested equity awards then held by Mr. Pierce to become fully vested and exercisable immediately prior to a change in control regardless of whether he is involuntarily terminated upon or following the transaction. The executive severance and change in control arrangements are further described under the heading "Employment Agreements" and "Payments upon Termination or Change in Control" below.

Perquisites
On Assignment also makes reasonable perquisites available to its executive officers, which may include a monthly automobile allowance, payment or reimbursement of actual expenses incurred by the executive officer in connection with an annual physical examination (subject to specific limits) and/or payment or reimbursement of actual expenses incurred for tax preparation and financial planning services (again, not to exceed specific limits). The Compensation Committee acknowledges the considerable time and focus demanded of our executive officers by their work duties as well as their role as “ambassadors” of On Assignment and authorizes these benefits in order to limit the impact and distraction of attending to these personal responsibilities. Additionally, the Compensation Committee believes the executives perceive these perquisites to be valuable and therefore helpful in attracting and retaining qualified leaders.

Tax Provisions and Accounting Consequences
The Compensation Committee considers the anticipated tax consequences to us and our executive officers when reviewing our compensation programs, as the deductibility of some types of compensation payments or the amount of tax imposed on the payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. The Compensation Committee considers the requirements of Code Sections 409A and 162(m) when structuring the executive compensation packages. Code Section 162 (m) limits the tax deductibility to the Company of annual compensation in excess of $1,000,000 that is paid to our Chief Executive Officer and our three other most highly compensated executive officers (other than the Chief Financial Officer). However, certain performance-based compensation is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals that are based on stockholder-approved performance criteria and the committee that establishes and certifies such goals consists only of “outside directors.” Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and/or paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes, and interest on their vested compensation under such plans. Changes in applicable tax laws and regulations, the increase in our stock price, and other factors beyond the Compensation Committee’s control can affect the deductibility of compensation. While the Compensation Committee endeavors to minimize deductibility limitations for the Company, in appropriate circumstances the Compensation Committee may authorize, and has authorized, payments that may become subject to these limitations in order to properly incentivize an executive officer.

Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20 percent tax penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our executive officers, our Compensation Committee considers all elements of the cost to our Company of providing such compensation, including the potential impact of Code Section 280G. Previously, our CIC Severance Plan and Mr. Dameris' prior change in control agreement included provisions that would compensate the executives upon the imposition of excise taxes, often referred to as "tax gross-up" provisions. Our Board and its Compensation

Committee have noted the unfavorable consequences to the Company and its executives of triggering such excess payments, however, and have taken measures to eliminate these negative consequences. In 2013, the Board eliminated the tax gross-up provision included in the CIC Severance Plan and replaced it with a best pay cap provision for excess parachute payments under Code Section 280G unless the executive would otherwise receive a greater after-tax benefit without the reduction and after paying the related taxes (including the excise tax). In 2015, Mr. Dameris and the Compensation Committee agreed to remove the tax gross-up provision included in his prior change in control agreement; the Dameris CIC Agreement includes a best pay cap reduction provision. Mr. Pierce also has the same best pay cap reduction provision in the Pierce CIC Agreement.
The Compensation Committee also regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. In particular, ASC Topic 718 (formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our awards with our overall executive compensation philosophy and objectives.
While the tax or accounting impact of any compensation arrangement is one factor to be considered in determining appropriate compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The Compensation Committee may award compensation which is not fully deductible to our executive officers if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Say-on-Pay
We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”). At our 2015 annual meeting of stockholders held on June 11, 2015, 80 percent of the votes cast on the say-on-pay proposal at that meeting affirmatively voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support of the compensation program, objectives and policies for our named executive officers. The Company submits compensation for named executive officers for advisory vote on an annual basis, and the Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, in whole or in part, including the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and its Registration Statements on Forms S-3 and S-8, the following Report shall not be incorporated by reference into any such filings.
The Compensation Committee of On Assignment, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee of the Board of Directors

Jonathan S. Holman (Chairman)
Senator William E. Brock
Jeremy M. Jones
Arshad Matin

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our named executive officers for services rendered in all capacities to On Assignment for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Comp (2)	All Other Compensation (3)	Total
Peter T. Dameris	2015	$881,515	$5,101,032	$1,587,600	$13,923	$7,584,070
President and Chief Executive Officer	2014	839,692	3,306,450	1,415,471	414	5,562,027
	2013	799,615	4,150,004	1,440,000	674	6,390,293
Edward L. Pierce	2015	515,686	1,497,052	541,769	144	2,554,651
Executive Vice President and Chief Financial Officer	2014	497,105	399,073	483,029	571	1,379,778
	2013	455,885	323,687	456,000	149,021	1,384,593
Michael J. McGowan	2015	641,832	2,787,824	627,148	14,232	4,071,036
Chief Operating Officer and President, Oxford	2014	600,050	671,869	332,755	14,392	1,619,066
	2013	570,917	641,287	562,833	19,958	1,794,995
Randolph C. Blazer	2015	729,750	2,756,140	702,328	20,827	4,209,045
President, Apex Systems	2014	681,875	745,813	676,678	23,077	2,127,443
	2013	650,000	543,030	650,000	21,017	1,864,047
Theodore S. Hanson	2015	470,462	1,375,623	452,783	25,227	2,324,095
Executive Vice President of On Assignment and President of Lab Support	2014	439,231	555,159	436,246	26,480	1,457,116
	2013	400,000	513,005	400,000	19,260	1,332,265

(1)
Amounts shown in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts with respect to stock-based awards are included in Note 13 to the consolidated financial statements for the year ended December 31, 2015 included in our Annual Report and are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under "Critical Accounting Policies-Stock-Based Compensation" in the Annual Report. With respect to the performance-based RSUs, the fair value included in the amounts above is based on the probable outcome of the applicable performance goals. For 2015, the maximum potential value of the performance-based RSUs granted to Messrs Dameris, Pierce, McGowan, Blazer and Hanson is $5,446,812, $1,515,761, $2,810,931, $2,756,141, and $1,392,531, respectively.

(2)	All non-equity incentive plan compensation amounts were earned based on performance in the year reported and payable, by their terms, in the subsequent year.
(3)
The amounts set forth in the "All other compensation" column in 2015 for Mr. Dameris includes $144 for life insurance premiums paid by On Assignment; $5,400 for auto allowance; $5,000 in reimbursement of 2015 and 2014 tax preparation fees; $3,000 for physical exams for 2015 and 2014, and $379 for long-term disability and accidental death and dismemberment insurance. Mr. Pierce's 2015 amount includes life insurance premiums paid by On Assignment. For Mr. McGowan, the 2015 amount includes $6,115 of auto allowance; $4,810 in 401(k) plan matching contributions; $807 for life insurance premiums paid by On Assignment; and $2,500 for reimbursement of tax preparation fees. Mr. Blazer's 2015 amount includes $8,979 of 401(k) plan matching contributions; $5,882 of auto allowance; $4,466 in personal liability insurance premiums; and $1,500 in reimbursement of tax preparation fees. Mr. Hanson's 2015 amount includes $9,060 in 401(k) plan matching contributions; $5,366 in auto allowance; $4,466 in personal liability insurance premiums; $2,500 in reimbursement of tax preparation fees; $2,323 for benefits provided at the Company's annual sales meeting; $1,500 for a physical exam; and $12 for short term disability.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers in the year ended December 31, 2015. The Grant Date for purposes of stock grants with performance-vesting criteria in the table below is the date used for accounting purposes, which is the date the performance targets are determined.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Peter T. Dameris	3/25/2015		793,800	1,587,600
	1/2/2015(3)					24,607			800,000
	3/25/2015(3)				12,405	82,699	124,048		3,551,036
	11/2/2015							16,322	749,996
Edward L. Pierce	3/25/2015		270,884	541,768
	1/2/2015					8,120			263,981
	3/25/2015				3,361		6,722		233,097
	10/29/2015					22,527			999,974
Michael J. McGowan	3/25/2015		331,081	662,162
	1/2/2015					9,227			299,970
	3/25/2015				4,151		8,302		287,886
	10/29/2015					49,560			2,199,968
Randolph C. Blazer	3/25/2015		376,228	752,456
	1/2/2015					8,074			262,486
	3/25/2015				3,920		7,840		293,685
	10/29/2015					49,560			2,199,968
Theodore S. Hanson	3/25/2015		242,550	485,100
	1/2/2015					5,075			164,988
	3/25/2015				3,038		6,075		210,661
	10/29/2015					22,527			999,974

(1)
Executive annual cash incentive compensation is determined by the Compensation Committee. See “Compensation Discussion and Analysis—Annual Incentive Compensation” for a general description of the criteria used in determining incentive compensation paid to our named executive officers. Amounts shown in these columns represent each named executive officer’s cash incentive bonus opportunity for 2015. The “target” amount represents the bonus the named executive officer could receive if the applicable performance goals were achieved. The “maximum” amount represents the named executive officer’s maximum bonus opportunity for truly exceptional performance.

(2)
Represents the portion of performance-based RSU awards that have 2015 performance targets. For the awards with January 2, 2015 grant dates, performance targets had been pre-determined by the Compensation Committee upon their approval of the grants in December 2014. For the awards for the executives other than Mr. Dameris with March 25, 2015 grant dates, the Compensation Committee determined the performance targets on such date. Those awards were approved by the Compensation Committee in December 2012, 2013 and 2014. The “Threshold” amount represents the minimum number of RSUs that could vest if the applicable performance goals are achieved at threshold levels. The “Maximum” amount represents the maximum number of RSUs that are available to vest. The RSU grants that have a specific performance target are set forth in the "Target" column. See "Compensation, Discussion and Analysis - Annual Equity Incentive Compensation" for a general description of the criteria used in determining the equity compensation granted to our named executive officers.

(3)
The January 2, 2015 equity grant for Mr. Dameris was included in his Prior Dameris Employment Agreement. The equity grants for Mr. Dameris dated March 25, 2015 relate to the date targets were set for Mr. Dameris' 2015 equity grants other than those with targets pre-determined by his Prior Dameris Employment Agreement. The “Threshold” amount represents the minimum number of RSUs that could vest if the applicable performance goals are achieved at threshold levels. The “Maximum” amount represents the maximum number of RSUs that are available to vest. The RSU grants that have a specific performance target are set forth in the "Target" column. See "Compensation, Discussion and Analysis - Annual Equity Incentive Compensation" for a general description of the criteria used in determining the equity compensation granted to our named executive officers.

(4)	Represents a one-time discretionary stock grant issued to Mr. Dameris under the 2010 Plan.
(5)
Amounts shown in this column in the table above reflect the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, based on the probable outcome of the applicable performance goals. Assumptions used in the calculation of these amounts with respect to stock–based grants are included in Note 13 to the consolidated financial statements for the year ended December 31, 2015 included in our Annual Report and are described in Part II-Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Critical Accounting Policies-Stock-Based Compensation” in the Annual Report.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

We have entered into employment agreements with each of our named executive officers, as described in this section. Under the terms of their employment agreements, all named executives must comply with certain confidentiality, non-solicitation and release requirements during and after their employment. See “Payments Upon Termination or Change in Control” for a discussion of payments and benefits to which the executive officers are entitled pursuant to their employment agreements and change in control agreements upon their termination of employment and/or change in control.

Peter T. Dameris
On December 13, 2012, Mr. Dameris entered into an amended and restated employment agreement with the Company that was effective as of December 31, 2012 (the Prior Dameris Employment Agreement), and he entered into a second amended and restated senior executive agreement effective December 31, 2015 (the Dameris Employment Agreement), which provides for a four-year term through December 31, 2019, with automatic renewals for one-year periods. The Prior Dameris Employment Agreement initially provided for an annual salary of $800,000, which was subsequently increased five percent in each of 2014 and 2015 by the Compensation Committee, and the Dameris Employment Agreement designates an annual base salary of $926,000 beginning January 1, 2016. In 2015, Mr. Dameris received an annual cash incentive compensation targeted at 90 percent of his annual salary, with a maximum annual bonus opportunity equal to 180 percent of his annual salary, per the Prior Dameris Employment Agreement, and beginning January 1, 2016, the annual cash incentive compensation target will be 100 percent of his annual salary, and the maximum annual bonus opportunity will equal 200 percent of his annual salary, per the Dameris Employment Agreement. In addition, under the Prior Dameris Employment Agreement and the Dameris Employment Agreement, Mr. Dameris and his family, as applicable, are entitled to participate in our incentive, retirement and welfare plans to the extent applicable to other peer executives of the Company, and Mr. Dameris is entitled to receive a stipend of $450 per month for lease of an automobile and other related expenses. Under the Prior Dameris Employment Agreement, Mr. Dameris was eligible to receive the following long-term incentive awards: (i) annual RSU awards each having a value of $800,000 for 2013, 2014 and 2015 (the Tranche A awards); (ii) annual RSU awards for 2013, 2014 and 2015, the value of each of which were set between $2,100,000 and $3,150,000, based on the achievement of applicable performance goals over the calendar year during which the award is granted (the Tranche B awards); and (iii) three performance awards (the Tranche C Grants) (two in 2013 and one in 2014), the value of each providing the opportunity to vest in common stock of the Company with a value of $500,000. The Tranche A awards generally vested and became payable, subject to continued service to the Company and the Company attaining positive EBITDA over the calendar year during which the award was granted, on January 4 of the year following the year of grant. The Tranche B awards vested and become payable (to the extent earned) in substantially equal installments, subject to continued service to the Company, on January 4 of each of the three years following the year of grant. The Tranche C Grants vested in part based on the attainment of applicable performance goals and subject to continued service to the Company. The Tranche C Grants awarded in 2013 became payable on January 4, 2014 and January 5, 2015, and the Tranche C Grant awarded in 2014 became payable on January 5, 2015.
Under the Dameris Employment Agreement, Mr. Dameris is eligible to receive the following long-term incentive awards: (i) annual RSU awards each having a value of $800,000 for 2016 through 2019 based on achievement of positive Adjusted EBITDA for the year of award (the Tranche A awards); (ii) annual RSU awards for 2016 through 2019, the value of each of which are to be set between $2,300,000 and $3,450,000, based on the achievement of applicable performance goals over the calendar year during which the award is granted (the Tranche B awards); (iii) annual performance awards (the Tranche C awards) for 2016 through 2019, the value of each providing the opportunity to vest in common stock of the Company with a value of $500,000; and (iv) a one-time RSU award with a grant date fair value of $800,000 on January 1, 2016 based on achievement by the Company of positive Adjusted EBITDA in 2016 (the "Additional Award"). The Tranche A awards will vest and become payable, subject to continued service to the Company and attainment of the performance target, on January 2 of the year following the year of grant. The Tranche B awards will vest and become payable (to the extent earned and subject to continued service to the Company) in substantially equal installments, on January 2 of each of the three years following the year of grant. The Tranche C Grants will vest, subject to the attainment of applicable performance goals and continued service to the Company, on January 2 of the year following the year of grant. If the Company achieves positive Adjusted EBITDA in 2016, the Additional Grant will vest in 25 percent installments on January 2 of each of the four years following 2016, subject to continued service to the Company.
The Prior Dameris Employment Agreement also provided for payments and benefits upon a qualifying termination of employment, and the Dameris Employment Agreement provides for the same, each as described in further detail under “Payments upon Termination or Change in Control” below. Further, the Dameris Employment Agreement provides for the clawback, repayment or recapture of incentive compensation by the Company as required by law in connection with a restatement of our financial statements and by an applicable clawback policy adopted by the Company.

Other Named Executive Officers
All of our other named executive officers have entered into employment agreements with the Company. Under the terms of their employment agreements, Messrs. Pierce, McGowan, Blazer and Hanson are entitled to a minimum annual base salary, subject to annual increases thereafter. Messrs. Pierce, McGowan, Blazer and Hanson and their legal dependents are entitled to participate in our incentive, savings, retirement and welfare plans. In addition, each of their employment agreements includes the following provisions:

Edward L. Pierce
Mr. Pierce entered into an employment agreement with the Company on September 1, 2012 when he assumed the position of Chief Financial Officer. Mr. Pierce’s employment agreement provides for a potential to earn up to 100 percent of his base salary based on achievement of targets and over-achievement of targets, though for 2015, this bonus potential was 105 percent. Pursuant to his employment agreement, Mr. Pierce receives payment or reimbursement for actual, properly substantiated expenses incurred in connection with:  a monthly automobile allowance in the amount of $450, an annual physical examination allowance up to $1,500, and tax preparation and financial planning services up to $2,500.

In connection with entering into an employment agreement with Mr. Pierce, the Company granted him (i) a stock option covering 75,000 shares of our common stock, vesting as to 18,750 shares on the first anniversary of the grant date and as to 1,563 shares on each monthly anniversary thereafter, subject to continued service to the Company, (ii) an RSU award covering a number of shares with a value of $146,666 on September 1, 2012 and (iii) an RSU award covering a number of shares valued at $440,000 on January 2, 2013. The vesting terms and conditions of the RSU awards were set forth in grant agreements entered into by On Assignment and Mr. Pierce.

Michael J. McGowan
Mr. McGowan entered into an amended and restated employment agreement on December 30, 2008. Mr. McGowan’s employment agreement provides that he is eligible for an annual cash bonus with a potential to earn up to 100 percent of his base salary based on achievement of targets (50 percent of bonus opportunity) and over-achievement of targets (50 percent of bonus opportunity, on a sliding scale), though for 2015, this bonus potential was 105 percent of his base salary. Also pursuant to his employment agreement, Mr. McGowan receives payment or reimbursement for actual, properly substantiated expenses incurred in connection with a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500, and tax preparation and financial planning services up to $2,500 annually.

Randolph C. Blazer
Mr. Blazer entered into an employment agreement with Apex Systems on January 8, 2007 which was amended on several occasions. Pursuant to his employment agreement, Mr. Blazer serves as President of Apex Systems. Mr. Blazer’s employment agreement provides that he is eligible for a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500, and tax preparation and financial planning services up to $2,500 annually.

Theodore S. Hanson
Mr. Hanson entered into an employment agreement with Apex Systems on January 15, 2008 which was amended on various occasions. Pursuant to his employment agreement, Mr. Hanson served as Chief Financial Officer of Apex Systems, however he subsequently took on the added responsibility of President of our Lab Support division in 2014, and in January 2016 he relinquished the title of Chief Financial Officer of Apex Systems and is now taking on a more expanded role as Executive Vice President of On Assignment, along with his duties as the President of Lab Support. Mr. Hanson’s employment agreement provides that he is eligible for a monthly automobile allowance in the amount of $500, an annual physical examination allowance up to $1,500, and tax preparation and financial planning services up to $2,500 annually.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth outstanding equity award information with respect to each named executive officer as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Peter T. Dameris
						46,789	(3)	2,103,151
						41,255	(4)	1,854,407
						24,607	(5)	1,106,085
						96,893	(6)	4,355,340
						27,155	(7)	1,220,617
Michael J. McGowan	120,000	-		12.90	1/31/2017
						821	(8)	36,904
						4,545	(9)	204,298
						5,813	(10)	261,294
						9,227	(11)	414,754
						2,051	(12)	92,192	4,101	(12)	184,340
						1,938	(13)	87,113	1,938	(13)	87,113
						3,030	(14)	136,199
						1,283	(15)	57,671
									49,560	(16)	2,227,722
Edward L. Pierce	60,937	14,063	(1)	16.51	9/1/2022
						4,000	(9)	179,800
						5,116	(10)	229,964
						8,120	(11)	364,994
						1,805	(12)	81,135	3,609	(12)	162,225
						1,705	(13)	76,640	1,705	(13)	76,640
						2,666	(14)	119,837
						546	(15)	24,542
									22,527	(16)	1,012,589
Randolph C. Blazer
						3,360	(17)	151,032
						1,142	(18)	51,333
						2,240	(14)	100,688
						5,015	(19)	225,424
						2,926	(19)	131,524
						1,672	(20)	75,156	1,672	(20)	75,156
						8,074	(11)	362,926
						1,795	(12)	80,685	3,588	(12)	161,281
						976	(20)	43,871	975	(20)	43,826
						1,157	(21)	52,007
									49,560	(16)	2,227,722
Theodore S. Hanson
						3,360	(17)	151,032
						799	(18)	35,915
						5,015	(19)	225,424
						2,240	(14)	100,688
						5,075	(11)	228,121
						1,128	(12)	50,704	2,255	(12)	101,362
						1,672	(20)	75,156	1,672	(20)	75,156
						1,035	(21)	46,523
									22,527	(16)	1,012,589
(1)	The remainder of this stock option grant vests monthly through September 1, 2016, subject to continued service to the Company.
(2)	Represents the closing price of a share of the Company’s common stock on the NASDAQ or NYSE Stock Market, as applicable, on the option grant date.
(3)	This RSU award was earned at 98.034 percent, based on 2013 achievement of certain performance objectives. On January 4, 2016, these RSUs vested.

(4)
This RSU award was earned at 67.58 percent, based on 2014 achievement of certain performance objectives. 20,627 RSUs vested on January 4, 2016, and the remainder of the RSUs will vest on January 4, 2017, subject to continued service to the Company.

(5)	This RSU award was earned at 100 percent, based on 2015 achievement of certain performance objectives. On February 11, 2016, performance on these RSUs was certified and they were released.
(6)
This RSU award was earned at 100 percent, based on 2015 achievement of certain performance objectives. On February 11, 2016, performance was certified on 32,297 RSUs and they were released, and an additional 32,298 RSUs will vest on each January 4 of 2017 and 2018, subject to continued service to the Company.

(7)	This RSU award was earned at 100 percent, based on 2015 achievement of certain performance objectives, and the RSUs vested on February 17, 2016.
(8)
The remainder of this RSU award originally granted in June 2012 vests in equal quarterly increments. An installment of 410 RSUs vested on March 1, 2016 and the last installment vests on June 1, 2016, subject to continued service to the Company.

(9)	These RSUs vested on January 2, 2016.
(10)	One-half of these RSUs vested on January 2, 2016, and the remainder vest on January 2, 2017, subject to continued service to the Company.
(11)
This RSU award was earned at 100 percent, based on 2015 achievement of certain performance objectives. On February 11, 2016, performance was certified for one-third of these RSUs and they were released, and an additional one-third of the RSUs will vest and be released on each January 2 of 2017 and 2018, subject to continued service to the Company.

(12)
The first third of this 2015 RSU award was earned at 100 percent, based on achievement of certain 2015 performance objectives. On February 11, 2016, performance was certified for the first third of these RSUs and they were released. Half of the remaining RSUs will vest on each of January 2, 2017 and 2018 subject to attainment of performance goals for 2016 and 2017, respectively, and continued service to the Company.

(13)
The second third of the executive's 2014 RSU award was earned at 100 percent, based on achievement of certain 2015 performance objectives. On February 11, 2016, performance for one-half of these RSUs was certified and the RSUs were released, and the remainder will vest on January 2, 2017 subject to attainment of performance goals for 2016 and continued service to the Company.

(14)
The remaining third of the executive's 2013 RSU award was earned at 100 percent, based on achievement of certain 2015 performance objectives. On February 11, 2016, performance was certified and the RSUS were released.

(15)
These RSUs were rolled over from the prior year as 2014 performance objectives were not fully obtained. These RSUs were earned at 100 percent based on achievement of certain 2015 performance objectives, and were released on February 11, 2016.

(16)
This RSU award will vest one-half on each of October 29, 2019 and 2020, subject to achievement of a performance target over the three-year period beginning on January 1, 2016, and further subject to continued service to the Company.

(17)	These RSUs will vest in full on May 15, 2016, subject to continued service to the Company.
(18)	These RSUs will continue to vest quarterly in equal increments through December 16, 2016, subject to continued service to the Company.
(19)	One-half of these RSUs will vest on May 15, 2016, and the remainder will vest on May 15, 2017, each subject to continued service to the Company.
(20)
The second third of the executive's 2014 RSU award was earned at 100 percent, based on achievement of certain 2015 performance objectives. One-half of these RSUs will vest on May 15, 2016, subject to continued service to the Company, and the remainder will vest on May 15, 2017 subject to attainment of performance goals for 2016 and continued service to the Company.

(21)
These RSUs were rolled over from the prior year as 2014 performance objectives were not fully obtained. These RSUs were earned at 100 percent based on achievement of certain 2015 performance objectives, and will vest in full in May 2016, subject to continued service to the Company.

2015 OPTION EXERCISES AND STOCK VESTED

The table below sets forth information concerning the exercise of option awards and vesting of restricted stock units during the 2015 fiscal year by our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Peter T. Dameris	189,200	$6,712,606	148,487	$5,355,726
Edward L. Pierce	—	—	12,884	449,762
Michael J. McGowan	—	—	26,086	906,374
Randolph C. Blazer	—	—	23,169	899,382
Theodore S. Hanson	—	—	20,508	796,044

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Described below are the arrangements the Company has entered into with each of our named executive officers and the estimated payments and benefits that would be provided under such arrangements, assuming that the named executive officer’s employment terminated under certain circumstances as of December 31, 2015 and, where applicable, a change in control of the Company occurs on that date, using the closing price of our common stock on December 31, 2015 ($44.95 per share). In each case, the executive officer’s right to receive severance benefits is subject to his execution of a valid and binding release agreement and contingent upon his continued adherence to certain confidentiality and non-solicitation agreements.

CHIEF EXECUTIVE OFFICER

Dameris Employment Agreement
Under the Dameris Employment Agreement, upon a termination of Mr. Dameris’ employment by the Company “without cause” or by Mr. Dameris for “good reason” (each, as defined in the agreement), in addition to his accrued obligations, Mr. Dameris would be entitled to: (1) continuation payments totaling 150 percent of his annual base salary, over a period of 18 months following such termination; (2) a cash lump sum in an amount equal to the aggregate premiums that the Company would have paid over 18 months for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the date of termination; and (3) during the 18-month period, subject to Mr. Dameris’ proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of his COBRA premiums.

If Mr. Dameris’ employment terminates due to his death, “disability” (as defined in the Dameris Employment Agreement), termination by the Company without cause, or termination by Mr. Dameris for good reason (each a “qualifying termination”), then under the Dameris Employment Agreement, Mr. Dameris or his estate is entitled to: (1) disability income or life insurance payments from insurance policies maintained by the Company (other than any “key man” life insurance policy); and (2) payment of an amount equal to 100 percent of Mr. Dameris’ base salary payable over 12 months following the termination date in equal installments.

The Dameris Employment Agreement also provides that upon a qualifying termination: (1) each Tranche A award and Tranche B award will be governed by the terms and conditions of the applicable award agreement; (2) a Tranche C award that has not vested as of the termination date will be eligible to vest on a pro-rated basis (based on number of days worked), based on actual achievement of applicable performance goals, on the January 2 immediately following the termination date; and (3) each long-term incentive award granted to Mr. Dameris pursuant to his prior employment agreement will be governed by the terms and conditions of the applicable award agreement and prior employment agreement. Upon the death, disability or termination by the Company without cause, the Additional RSU award would vest in full. If Mr. Dameris experiences a qualifying termination in the first 90 days of any calendar year during the term of the agreement, any long-term incentive awards that would otherwise be granted with respect to such calendar year will be granted to Mr. Dameris and will be treated as set forth in this paragraph above.

Change in Control Agreement
Under Mr. Dameris' change of control agreement, the Dameris CIC Agreement, Mr. Dameris will be provided compensation and benefits if his employment is involuntarily terminated within 18 months following a change of control. He would be entitled to receive the following amounts for an involuntary termination of employment which occurs within 18 months after a change in control (as defined in the Dameris CIC Agreement):  (1) all then accrued compensation (earned and unpaid salary, reimbursement of expenses) and a pro-rata portion (based on number of days worked) of Mr. Dameris’ “target bonus” (as defined in the agreement) for the year in which the termination is effected; (2) 3.0 times Mr. Dameris’ then-current base salary plus target bonus for the year in which the termination is effected; (3) continuation of Mr. Dameris’ then-current automobile allowance for a period of up to 18 months following the date of termination; (4) company-paid healthcare continuation coverage for up to 18 months following the termination date; (5) a cash amount equal to the aggregate premiums that the Company would have paid for 18 months of basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance coverage, each as in effect on the date of termination; (6) continued contributions to the Company’s retirement plans for 18 months following the date of termination; and (7) reimbursement, up to $15,000, for outplacement services.

Also pursuant to the Dameris CIC Agreement, immediately prior to a change in control and regardless of whether Mr. Dameris is terminated upon or following the change in control transaction, all stock options and other unvested equity awards that were granted to Mr. Dameris in 2015 or earlier will become fully vested and exercisable, provided however, that any stock options or other equity awards granted in 2016 or thereafter are not subject to this acceleration provision.
Following a change in control, if the employment of Mr. Dameris is terminated for “cause” (as defined in the Dameris CIC Agreement) or Mr. Dameris resigns other than in connection with an involuntary termination or due to death or disability, the Dameris CIC Agreement will terminate.
The estimated payments or benefits which would have been paid to Mr. Dameris in the event of a change in control and/or other termination of employment on December 31, 2015 are as follows:

Peter T. Dameris	Termination Without Cause or for Good Reason ($)	Involuntary Termination After CIC ($)	Death or Disability ($)

Incremental Amounts Payable upon Termination Event
Pro Rata Bonus(1)	-	-	-
Total Cash Severance (applicable salary and target bonus amounts or multiples)	1,323,000	5,027,400	882,000
Value of Accelerated RSUs	10,339,671	10,339,671	10,339,671
Total Insurance Benefits	38,536	38,536	-
Total Automobile Allowance	-	8,100	-
Total Value of Outplacement Services	-	15,000	-
Total Severance, Benefits and Accelerated Equity	11,701,207	15,428,707	11,221,671

(1) Cash incentive bonuses are earned on December 31 of a given year, and are therefore payable in full upon certification. Mr. Dameris earned a cash incentive bonus of $1,587,600 in 2015.

CHIEF FINANCIAL OFFICER

Termination under Employment Agreement
Under Mr. Pierce’s employment agreement, upon a termination of employment by the Company “without cause” (as defined in his employment agreement) including nonrenewal of his employment agreement, in addition to his accrued obligations, Mr. Pierce will be entitled to: (1) continuation of 100 percent of his annual base salary for a period of 12 months following such termination; (2) any earned but unpaid annual bonus; and (3) reimbursement of up to $80,000 in moving expenses within a prescribed time frame. If Mr. Pierce’s employment terminates because of his death or disability, Mr. Pierce will be entitled to receive payment equal to 100 percent of his base salary payable over 12 months in equal installments.

In the event of a termination in connection with a change in control, the severance provisions of Mr. Pierce’s employment agreement will be superseded by his Executive Change of Control Agreement (described below).

Change in Control Agreement
Mr. Pierce's change of control agreement, the Pierce CIC Agreement, governs if Mr. Pierce’s employment is involuntarily terminated in connection with a change in control. Pursuant to the agreement, Mr. Pierce will be entitled to receive the following amounts for an involuntary termination of employment which occurs within six months and 10 days after a change in control, in addition to any accrued but unpaid amounts (including any earned but unpaid annual bonus for the year prior to the year in which the termination occurs) and subject to delivery of an effective release of claims in favor of the Company: (1) a pro-rata bonus for the year in which the termination occurs; (2) an amount equal to 2.5 multiplied by the sum of Mr. Pierce’s base salary and “target bonus” (as defined in the Pierce CIC Agreement); (3) continuation of Mr. Pierce’s car allowance for 18 months following the termination date; (4) Company-paid healthcare continuation coverage for up to 18 months following the termination date; (5) an amount equal to the premiums the Company would have paid for basic life insurance and disability insurance, had he remained employed for 18 months following the termination date; and (6) reimbursement of up to $15,000 for outplacement services. In addition, any outstanding stock options held by the Chief Financial Officer as of the termination date will remain outstanding as though he had remained employed by the Company until the 18-month anniversary of the termination date (but in no event will any option be exercisable beyond its maximum term). Immediately prior to a change in control, all outstanding Company stock options, restricted stock and stock units held by the executive will become fully vested (and, in the case of options, remain exercisable for an extended period).

Also pursuant to the Pierce CIC Agreement, immediately prior to a change in control and regardless of whether Mr. Pierce is terminated upon or following the change in control transaction, all stock options and other unvested equity awards then held by Mr. Pierce will become fully vested and exercisable. The agreement provides that Mr. Pierce with a best pay cap reduction for any excess parachute payments under Code Section 280G unless he would receive a greater after-tax benefit without the reduction and after paying the related excise tax.

Following a change in control, if the employment of Mr. Pierce is terminated for "cause" (as defined in the Pierce CIC Agreement) or Mr. Pierce resigns other than in connection with an involuntary termination or due to death or disability, the Pierce CIC Agreement will terminate.

The estimated payments or benefits which would have been paid to Mr. Pierce in the event of a change in control and/or other termination of employment on December 31, 2015 are as follows:

Edward L. Pierce	Termination Without Cause ($)	Involuntary Termination After CIC ($)	Death or Disability ($)

Incremental Amounts Payable upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	515,970	1,967,136	515,970
Pro Rata Bonus(1)	-	-	-
Gain on Accelerated Stock Options	-	2,089,456	-
Gain on Accelerated Stock Options	-	399,952	-
Total Insurance Benefits	-	38,536	-
Total Relocation Expenses	80,000	-	-
Total Automobile Allowance	-	8,100	-
Total Value of Outplacement Services	-	15,000	-
Total Severance, Benefits and Accelerated Equity	595,970	4,518,180	515,970

(1) Cash incentive bonuses are earned on December 31 of a given year, and are therefore payable in full upon certification. Mr. Pierce earned a cash incentive bonus of $541,769 in 2015.

MCGOWAN, BLAZER AND HANSON - TERMINATION UNDER EMPLOYMENT AGREEMENTS AND CIC SEVERANCE PLAN

Michael J. McGowan
If the Company terminates Mr. McGowan’s employment without “cause” (as defined in his employment agreement) or Mr. McGowan terminates his employment as a result of the Company imposing a change in key terms (i.e., a change in his reporting relationship or requiring him to relocate to a principal work location that is more than 50 miles from Beverly, Massachusetts) or if Mr. McGowan’s employment terminates because of his death or disability, Mr. McGowan is entitled to receive, in addition to accrued obligations: (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated; and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination.

Randolph C. Blazer and Theodore S. Hanson
If the Company terminates the employment of either of Messrs. Blazer or Hanson without “cause” (as defined in their employment agreements) or if their employment terminates due to disability during their employment period, the executive officer is entitled to receive, in addition to accrued obligations and subject to reduction in certain circumstances, (1) salary continuation for a period of 12 months, at the rate in effect as of the date his employment is terminated; and (2) subject to his proper election to continue healthcare coverage under COBRA, for a period of 12 months from the date of termination, payment of the difference between his COBRA premiums and the cost of such coverage immediately prior to such termination. In the event of death, Messrs. Blazer and Hanson are entitled to their accrued obligations and salary continuation for 12 months.

McGowan, Blazer and Hanson - Termination Pursuant to a Change in Control
If the employment of Messrs. McGowan, Blazer or Hanson is involuntarily terminated following a “change in control,” benefits will be determined in accordance with the Company’s CIC Severance Plan. Pursuant to the CIC Severance Plan, upon an involuntary termination within 18 months of a “change in control transaction,” each of Messrs. McGowan and Blazer are entitled to receive: (1) a pro rata bonus for the year of termination which equals 100 percent of the “target bonus” for the executive officer for the year of termination times the pro rata portion of the year the executive worked prior to his termination; (2) 275 percent of his annual salary and target bonus in effect at the time of the involuntary termination; and (3) a lump-sum payment equaling an after tax calculation of the cost of 18 months of COBRA premiums for the medical, dental and/or vision coverage he received at the time of the termination. Mr. Hanson receives the same except that he is entitled to receive 200 percent of his annual salary and target bonus. Payments to the executive officers under the CIC Severance Plan are reduced if necessary to avoid any excise tax that may be imposed. “Change in control,” “change in control transaction,” and “target bonus” have the meanings set forth for those terms in the CIC Severance Plan.

The estimated payments or benefits which would have been paid to each of Messrs. McGowan, Blazer and Hanson in the event of his termination on December 31, 2015 under the specified circumstances are as follows:

	Termination Without Cause ($)	Involuntary Termination After CIC ($)	Death or Disability ($)
Michael J. McGowan
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	630,630	2,644,705	630,630
Total Insurance Benefits	25,463	38,194	25,463
Pro Rata Bonus(1)	-	-	-
Total Severance, Benefits and Accelerated Equity	656,093	2,682,899	656,093

Randolph C. Blazer
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	716,625	3,005,346	716,625
Total Insurance Benefits	16,710	25,065	16,710
Pro Rata Bonus(1)	-	-	-
Total Severance, Benefits and Accelerated Equity	733,335	3,030,411	733,335

Theodore S. Hanson
Incremental Amounts Payable Upon Termination Event
Total Cash Severance (applicable salary and target bonus amounts or multiples)	462,000	1,409,100	462,000
Total Insurance Benefits	16,722	25,083	16,722
Pro Rata Bonus(1)	-	-	-
Total Severance, Benefits and Accelerated Equity	478,722	1,434,183	478,722
 (1) Cash incentive bonuses are earned on December 31 of a given year, and are therefore payable in full upon certification. The bonuses earned by the executive officers for 2015 are as follows: Mr. McGowan, $627,148; Mr. Blazer, $702,328; and Mr. Hanson, $452,783.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of December 31, 2015 for (i) all compensation plans previously approved by stockholders; and (ii) all compensation plans not previously approved by stockholders:

(1)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(3)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)		(c)
Equity compensation plans approved by stockholders (1)	1,241,029	$9.15	(3)	2,347,435
Equity compensation plans not approved by stockholders (2)	461,977	$14.05	(4)	199,527
Total	1,703,006	$12.11	(5)	2,546,962

(1)	Consists of our 2010 Incentive Award Plan, as amended (the "Plan") and our Amended and Restated 1987 Stock Option Plan, as amended (the "Prior Plan")
(2)
Consists of our Amended and Restated 2012 Employment Inducement Incentive Award Plan, as amended (the "Inducement Plan") and Board-approved inducement awards granted in 2007 to certain executive officers.

(3)	The weighted-average exercise price excludes all RSUs since they convert to common stock without the payment of consideration. As of December 31, 2015, 1,099,667 RSUs were outstanding.
(4)	The weighted-average exercise price excludes all RSUs since they convert to common stock without the payment of consideration. As of December 31, 2015, 246,953 RSUs were outstanding.
(5)	The weighted-average exercise price excludes all RSUs since they convert to common stock without the payment of consideration. As of December 31, 2015, 1,346,620 RSUs were outstanding.

INDUCEMENT AWARD PROGRAMS

2007 Inducement Awards
On January 31, 2007, Mr. McGowan and another executive officer were granted nonqualified stock options to purchase 120,000 and 100,024 shares of the Company’s common stock, respectively. The option grants were provided as an inducement to their entering into employment with the Company and were granted outside of the Company’s stockholder-approved equity plans pursuant to stock exchange rules. These stock options are fully vested.
2012 Employment Inducement Incentive Award Plan
In May 2012 our Board adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.
Eligibility and Administration
Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Inducement Plan, subject to its express terms and conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available
As of June 2015, the maximum number of shares of common stock that are available for issuance under the Inducement Plan is 1,235,861 shares (the “Inducement Plan Share Limit”). Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.
The following types of shares are added back to the available share limit under the Inducement Plan: (x) shares subject to awards that are forfeited, expire or are settled for cash and (y) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (A) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise, (B) shares purchased on the open market with the cash proceeds from the exercise of options and (C) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award.
Awards granted under the Inducement Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the Inducement Plan.
Awards. The Inducement Plan provides for the grant of stock options, including non-qualified stock options, restricted stock, dividend equivalent awards, stock payment awards, deferred stock, RSUs, performance awards, performance share awards, stock appreciation rights, and other incentive or cash awards. Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Code Section 409A, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100 percent of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100 percent of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than 10 years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•
Restricted Stock; Deferred Stock; RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends will not be paid on restricted stock awards unless and until the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Vesting conditions determined by the plan administrator may apply to restricted stock, deferred stock, RSUs and performance shares, and may include continued service, performance and/or other conditions.

•
Stock Payments; Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•
Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of On Assignment (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for outstanding awards, then all awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants; Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Stockholder Approval; Plan Amendment and Termination. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in capital structure, stockholder approval will be required for any amendment that “reprices” any stock option or SAR (including any grant of cash or another award in respect of any stock option or SAR when the option or SAR price per share exceeds the fair market value of the underlying shares).

PROPOSAL TWO – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders the opportunity to cast an advisory, non-binding vote on executive compensation disclosed in this Proxy Statement and as required by Item 402 of Regulation S‑K. Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to On Assignment, Inc.’s named executive officers, as disclosed pursuant to
Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success. We attempt to accomplish this goal in a way that aligns with the long-term interests of our stockholders. We are committed to responsible compensation practices and structures and strive to balance the need to compensate our employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of sound business practice and performance metrics that reward long-term success. This advisory vote is referred to as “say-on-pay.” In light of the fact that a majority of the votes cast at our annual meeting of stockholders held in June 2011 voted in favor of holding an annual advisory vote, our Board has decided that we will hold an annual advisory vote on the compensation of our named executive officers until the next required vote on the frequency of the say-on-pay vote; therefore, our next vote on a say-on-pay proposal after the vote on this Proposal Two is expected to be held at our annual meeting of stockholders in 2017.

The Executive Compensation Discussion and Analysis of this Proxy Statement summarizes our executive compensation program and the Compensation Committee’s decisions regarding 2015 compensation. Highlights of the 2015 executive compensation program and our 2015 performance include:

•
In 2015, the Company had the highest revenues and Adjusted EBITDA in its history on a reported and pro forma basis. Revenues grew to $2.1 billion representing an increase of $340.3 million or 19.7 percent over the prior year, and Adjusted EBITDA for purposes of determining performance targets grew to $241.8 million representing an increase of $34.5 million or 16.6 percent over the prior year, which is significantly higher than the six percent growth rate projected for the staffing industry overall for 2015. Cash incentive bonuses and performance-based vesting RSUs granted to our named executive officers in 2015 were substantially earned and vested based on our strong financial performance.

•	The Compensation Committee negotiated an amended employment agreement with Mr. Dameris in November 2015 incorporating a number of corporate governance best practices such as:

◦
Mr. Dameris agreed to remove his modified single trigger change of control arrangement, and the agreement now provides for a double trigger severance protection (i.e., only upon a qualifying involuntary termination that occurs within 18 months following a change of control);

◦	Equity awards granted to Mr. Dameris after November 2015 will not accelerate automatically upon a change of control, and instead will be subject to a double trigger;

◦	Mr. Dameris will not be eligible to receive severance payments and benefits upon our decision not to renew the term of his employment agreement; and

◦
The tax gross up provision on payment and benefits payable to Mr. Dameris in connection with a change of control was replaced with a best pay cap provision that will not pay out a grossed up amount of taxes to Mr. Dameris.

•
In 2014 and prior, 60 percent of the RSU grants that the named executive officers other than Mr. Dameris received vested solely subject to their continued service to the Company. The Compensation Committee discontinued this practice in 2015, and all equity grants to all named executive officers in 2015 (and in 2016) conditioned vesting on achievement of performance targets set by the Compensation Committee (in addition to continued service requirements).

•
The Compensation Committee has placed a strong emphasis on performance-based compensation, with the majority of the annual cash compensation opportunity for all named executive officers being based upon achievement of performance targets, and 100 percent of their long-term equity awards being based on achievement of performance targets.

•
As noted above, the named executive officers received equity awards in the form of RSUs in 2015, all of which is tied to achievement of specified performance goals that we believe correlate to increased shareholder value and vest over a period of time, which aligns with the long-term interests of the stockholders. These RSU awards are intended as a long-term incentive and should be viewed as compensation over the vesting period not as compensation only for 2015. In October 2015, the Compensation Committee approved long-term RSU grants for the named executives other than Mr. Dameris. These awards will be earned based on the achievement of performance goals; if achieved, the 50 percent of the awards will not vest until the fourth anniversary of the date of grant, and the remaining 50 percent will vest on the fifth anniversary of the date of grant, which is intended to provide a long-term retention incentive for the executives.

•
The Compensation Committee incorporated the same clawback provision for Mr. Dameris into the 2016 bonus program language for the other named executive officers and it applies to all bonuses and equity awards granted in 2016.

Stockholders are urged to read the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement because these sections discuss our compensation philosophy and practices in detail.

The advisory vote set forth in this Proposal Two is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. The Compensation Committee will consider the outcome of this vote when making future compensation decisions for our executive officers.

Vote Required

Approval of Proposal Two requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

The Board unanimously recommends a vote FOR Proposal Two.

PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as our independent registered public accounting firm to audit On Assignment’s consolidated financial statements for the fiscal year ending December 31, 2016, and is asking stockholders to ratify this appointment at the Annual Meeting.

Deloitte & Touche LLP has audited our consolidated financial statements annually since 1986. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. Information regarding fees billed by Deloitte & Touche LLP for the years ended December 31, 2015 and December 31, 2014 is set forth herein.

Our Bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance practice. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may ultimately determine to retain Deloitte & Touche LLP as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of On Assignment and its stockholders.

Principal Accountant Fees and Services

The following table sets forth fees for professional services rendered by Deloitte & Touche LLP for the audit of On Assignment’s financial statements for fiscal years 2015 and 2014, and fees billed for tax and all other services rendered by Deloitte & Touche LLP for fiscal years 2015 and 2014:

	2015	2014
Audit Fees (1)	$2,325,700	$2,128,000
Audit-related Fees (2)	$313,500	$157,100
Tax Fees (3)	$29,200	$22,200
All Other Fees (4)	$—	$9,900

(1)    Represents aggregate fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, audit services provided in connection with other statutory or regulatory filings and the audit of internal controls pursuant to section 404 of the Sarbanes-Oxley Act of 2002.

(2) Represents fees for services provided to On Assignment that are for assurance and related services and are reasonably related to the performance of the audit or review of our financial statements. These services include but are not limited to, due diligence. None of these fees were for services related to the design or implementation of financial information systems.

(3) Represents fees for services provided in connection with On Assignment’s tax services concerning foreign income tax compliance primarily in Europe.

(4) Represents fees for services provided to On Assignment not otherwise included in the categories seen above including, but not limited to strategic consulting. None of these fees were for services related to the design or implementation of financial information systems.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP requires a FOR vote of the majority shares present in person or by proxy at the Annual Meeting and entitled to vote on that proposal.

Board Recommendation

Our Board unanimously recommends that our stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016. Unless a contrary choice is specified, shares represented by proxies will be voted FOR ratification of the appointment.

REPORT OF THE AUDIT COMMITTEE

To the extent that this Proxy Statement is incorporated by reference into any other filing by On Assignment under the Securities Act or the Exchange Act, this section entitled “Report of the Audit Committee” will not be deemed incorporated, unless specifically provided otherwise in such filing.

The Audit Committee consists of Mr. Callaghan, Mr. Jones and Mr. Kittrell, who serves as Chairman. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Pre-approval of Audit and Non-Audit Services

All audit-related services, tax services and other services performed by our independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of these services by Deloitte & Touche LLP was compatible with the maintenance of Deloitte & Touche LLP’s independence in the conduct of its auditing functions. The Audit Committee Charter, most recently amended on September 17, 2015, provides for pre-approval of policies and procedures with respect to the approval of audit or non-audit services consistent with applicable laws, rules and regulations, and the requirements of the NYSE. Pursuant to such policies and procedures, the Audit Committee may delegate to a member the authority to pre-approve certain auditing services and non-audit services.

Filing of Audited Financial Statements with Annual Report for 2015

The Audit Committee reviewed and discussed On Assignment’s audited consolidated financial statements for the year ended December 31, 2015 with management. The Audit Committee also discussed with Deloitte & Touche LLP, On Assignment’s independent registered public accounting firm, the accountant’s responsibilities, any significant issues arising during the audit and other matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee received the written disclosures and letter from On Assignment’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’ communications with the Audit Committee concerning independence and has discussed with On Assignment’s accountants its independence. Based on its review of such documents and the discussions noted above, the Audit Committee recommended to the Board that On Assignment’s consolidated financial statements for the year ended December 31, 2015 be included in its Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

Respectfully submitted,

Marty R. Kittrell, Chairman
Brian J. Callaghan
Jeremy M. Jones

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review, approval or ratification of specific transactions involving the Company in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, five percent stockholders and their immediate family members. Information about our directors and executive officers and persons related to them is collected and updated through annual Directors and Officers Questionnaires. Directors and executive officers provide the names of the entities with which they, and their immediate family members, are affiliated, including board memberships, executive officer positions and charitable organizations. As needed, the Company’s legal department prepares requests for pre-approval or ratification of transactions or relationships involving related persons or parties with which the Company expects to do business. The Audit Committee reviews these requests and, if appropriate, pre-approves or ratifies each transaction or relationship and/or an annual spending limit for same. In the last couple of years, there have been two transactions which have been reviewed by the Audit Committee pursuant to the process outlined above.

The first transaction relates to property leases. Apex Systems leases three properties located in Glen Allen, Virginia for its corporate headquarters. Two of these properties, Cox Road and Sadler Place, are owned by ASI Partners, LLC and ASI Partners Sadler Place, LLC, respectively. These entities are wholly owned by Messrs. Callaghan, Hanson, Sheridan, and Veatch. The leases for the Cox Road and Sadler Place properties were renegotiated and renewed effective January 1, 2015 with 10-year lease terms. Rent paid for these properties aggregated approximately $1.1 million in 2015 and $1.2 million in 2014, which for 2015 was approximately $350,000 for each of Messrs. Callaghan, Sheridan and Veatch, and $55,000 for Mr. Hanson.

The second transaction relates to the hire of Christopher Hanson as the Consulting Services Director for Apex Systems in August 2015. Mr. C. Hanson is the brother of Theodore S. Hanson, our Executive Vice President and the President of our Lab Support subsidiary. Mr. C. Hanson does not report to, nor is his compensation reviewed or directed by, Mr. T. Hanson.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of our directors and officers and each beneficial owner of more than 10 percent of a registered class of our equity securities to file with the SEC reports of beneficial ownership and subsequent reports regarding changes in such ownership. Based on our records and other information, we believe that each person who was subject to Section 16(a) during 2015 filed on a timely basis all such reports required for the year other than as reported on last year's proxy statement or as follows: (a) a one-day delayed Form 4 filing for Mr. Holman on October 6, 2015; (b) a two-day delayed filing for Mr. Jones on November 12, 2015; and (c) late Form 4 filings on April 15, 2015 for each of Messrs. Blazer and Hanson reflecting the conversion of each of their respective 2013 and 2014 performance RSU awards to time-vesting RSUs upon achievement of performance targets.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

On Assignment files annual, quarterly and current reports, Proxy Statements and other information with the SEC. You may read and copy any reports, Proxy Statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F. Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, Proxy Statements or other information concerning us, including any document incorporated by reference in this Proxy Statement, without charge, by written or telephonic request directed to us at On Assignment, Inc., Attention: Investor Relations, 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-3136. If you would like to request documents, please do so by May 30, 2016 in order to receive them before the Annual Meeting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting:

Company Filings:	Period (if applicable):
Annual Report on Form 10-K	Year ended December 31, 2015

A copy of On Assignment’s Annual Report to Stockholders for the year ended December 31, 2015 on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting, or was referenced in the Notice of Internet Availability of Proxy Materials. Stockholders may obtain by first class mail or other equally prompt means within one business day of receipt of such request an additional copy of this report, without charge, by written or telephonic request to the Investor Relations group at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301; tel: (818) 878-7900.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders intend to present at the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must be received at On Assignment’s principal executive offices in Calabasas, California no later than December 26, 2016, for inclusion in the proxy material for that meeting. Pursuant to On Assignment’s Bylaws, proposals submitted other than pursuant to Rule 14a-8 or director nominations, must be delivered to the Secretary not less than 30 days nor more than 60 days prior to the date of the meeting. Proposals for director nominations must be delivered to the Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2016 annual meeting. Stockholder notices should be delivered to the Secretary at On Assignment, Inc., 26745 Malibu Hills Road, Calabasas, California 91301.

MISCELLANEOUS

The cost of soliciting proxies on behalf of the Board will be borne by On Assignment. The solicitation will be primarily by mail. In addition to the use of mail, some of the officers, directors, and employees of On Assignment and its subsidiaries may solicit proxies by telephone, electronic mail or personal interview without additional remuneration for such activity. On Assignment intends to reimburse banks, brokerage houses, and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

 On Assignment has retained Georgeson Inc. to assist with the solicitation of proxies and will pay approximately $10,000, plus costs and expenses, for these services.

By Order of the Board,

Secretary

/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
April 20, 2016
Calabasas, California

ANNEX A

Performance Target Adjusted EBITDA Calculation
for the Year Ended December 31, 2015

Net income	$97,650,133
Gain on sale of discontinued operations, net of income taxes	(25,703,497)
Income from discontinued operations, net of income taxes	(525,006)
Income from continuing operations	71,421,630

Interest expense, net	26,444,238
Write-off of loan costs	3,750,698
Provision for income taxes	50,491,740
Depreciation	16,838,037
Amortization of intangibles	34,467,015
EBITDA	203,413,358
Equity-based compensation	22,018,450
Acquisition, integration and strategic planning expenses	14,948,914
Adjusted EBITDA	240,380,722
Non-recurring items added back for performance target calculations (includes litigation expenses, adjustments for the effect of changes in foreign exchange rates, and net loss on sale of fixed assets)	1,392,803
Performance Target Adjusted EBITDA	$241,773,525

On Assignment

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 9, 2016.

Vote by Internet

- Go to **www.envisionreports.com/ASGN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - William E. Brock	☐	☐	02 - Brian J. Callaghan	☐	☐	03 - Edwin A. Sheridan, IV	☐	☐

	For	Against	Abstain
2. Non-binding advisory vote to approve compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

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2016 Annual Meeting Admission Ticket

2016 Annual Meeting of
On Assignment, Inc. Stockholders
Thursday, June 9, 2016, 9:00 a.m. EDT
Lotte New York Palace
455 Madison Avenue, New York, NY 10022

Upon arrival, please present this admission ticket and photo identification at the registration desk.

LOTTE
NEW YORK
PALACE
455 Madison Avenue
at 50th Street
New York, NY 10022
Columbus Circle
Central Park Zoo
Times Square
Bryant Park
HELL'S KITCHEN
MIDTOWN
MIDTOWN EAST
GARMENT DISTRICT

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

On Assignment

Proxy — On Assignment, Inc.

Notice of 2016 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 9, 2016

James L. Brill or Jennifer Hankes Painter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of On Assignment, Inc. to be held on June 9, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR William E. Brock, FOR Brian J. Callaghan, FOR Edwin A. Sheridan, IV, FOR item 2 Non-binding advisory vote to approve compensation of our named executive officers and FOR item 3 Ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

- Go to **www.envisionreports.com/ASGN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the On Assignment, Inc. Stockholder Meeting to be Held on Thursday, June 9, 2016

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/ASGN

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/ASGN** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials - If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 30, 2016 to facilitate timely delivery.

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Stockholder Meeting Notice

On Assignment, Inc.'s Annual Meeting of Stockholders will be held on Thursday, June 9, 2016 at the Lotte New York Palace located at 455 Madison Avenue, New York, NY 10022, at 9:00 a.m. EDT.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3:

1. Election of Director nominees William E. Brock, Brian J. Callaghan and Edwin A. Sheridan, IV.
2. Non-binding advisory vote to approve compensation of our named executive officers.
3. Ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the On Assignment, Inc. 2016 Annual Meeting

LOTTE
NEW YORK
PALACE
455 Madison Avenue
at 50th Street
New York, NY 10022
Columbus Circle
Central Park Zoo
LENOX HILL
HELL'S KITCHEN
Radio City
Times Square
GARMENT DISTRICT
MIDTOWN
Bryant Park
MIDTOWN EAST
Park Ave
Lexington Ave
5th Ave
2nd Ave
1st Avenue
FDR Drive
East River
W 59th St
W 42nd St
E 60th St
E 59th St
E 57th St
E 63rd St
E 62nd St
E 61st St
11th Ave
10th Ave
9th Ave
7th Ave

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet - Go to **www.envisionreports.com/ASGN**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone - Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email - Send email to investorvote@computershare.com with "Proxy Materials On Assignment, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 30, 2016.

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